SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ACI WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of ACI Worldwide, Inc. to be held on Tuesday, June 11, 2013, at 8:30 a.m. EDT at the company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105.

Details of the business to be conducted at our 2013 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

We are pleased to again be using the Internet as our primary means of furnishing proxy materials to our stockholders under the U.S. Securities and Exchange Commission’s “notice and access” rules. Consequently, most stockholders will not receive paper copies of our proxy materials. We instead sent these stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 Proxy Statement and our Annual Report and vote via the Internet. The notice also included instructions on how you may receive a paper copy of your proxy materials. If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed. We believe that use of the “notice and access” process expedites stockholders’ receipt of proxy materials, lowers the costs of our annual meeting and helps to conserve natural resources.

Your vote is very important. Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Harlan F. Seymour
Chairman of the Board of Directors

ACI WORLDWIDE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 11, 2013

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of ACI Worldwide, Inc. will be held on Tuesday, June 11, 2013, at 8:30 a.m. EDT at the company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105. We are holding the meeting to:

1.  Elect the seven directors named in the accompanying proxy statement to our Board of Directors to hold office until the 2014 Annual Meeting of Stockholders;

2.  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.  Conduct an advisory vote on executive compensation;

4.  Approve the 2013 Executive Management Incentive Compensation Plan;

5.  Approve the 2013 Amended and Restated Certificate of Incorporation to increase the number of common shares authorized for issuance thereunder; and

6.  Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on April 19, 2013 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share of our common stock is entitled to one vote on all matters presented at the Annual Meeting.

By Order of the Board of Directors,

Dennis P. Byrnes
Secretary

April 24, 2013

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a completed proxy card. For more detailed information regarding how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled Voting Instructions beginning on page 1 of the Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card.

This Proxy Statement contains a report issued by the Audit Committee relating to certain of its activities during 2012 and a report issued by the Compensation and Leadership Development Committee relating to executive compensation during 2012. Stockholders should be aware that under Securities and Exchange Commission rules, these committee reports are not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced.

ACI WORLDWIDE, INC.

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

to be held on June 11, 2013

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of ACI Worldwide, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be used at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 11, 2013, at 8:30 a.m. EDT at the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, and any postponement or adjournment thereof. A copy of our annual report to stockholders, including our annual report on Form 10-K for the fiscal year ended December 31, 2012, which includes our financial statements for 2012 (the “Annual Report”), accompanies this Proxy Statement. Beginning on or about April 24, 2013, we made this Proxy Statement available to our stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2013

Our Proxy Statement and Annual Report are also available online at

www.proxydocs.com/aciw

Internet Availability of Proxy Materials

Under the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We instead sent these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote via the Internet. The Internet Availability Notice also included instructions on how to receive a paper copy of your proxy materials, if you so choose. If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Voting Instructions

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank Minnesota, National Association (“Wells Fargo”), the Internet Availability Notice was sent directly to you by the Company. The Internet Availability Notice provides instructions on how to request printed proxy materials and how to access your proxy card which contains instructions on how to vote via the Internet or by telephone. For stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. The Internet and telephone voting facilities for stockholders of record will close at 5:00 p.m. EDT on June 10, 2013. If your shares are held in an account at a brokerage firm, bank, trust or other similar organization, like the vast majority of our stockholders, you are considered the “beneficial owner” of shares held in “street name” and the Internet Availability Notice was forwarded to you by that organization. You will receive instructions from your broker, bank, trustee or other nominee that must be followed in order for your broker, bank, trustee or other nominee to vote your shares per your instructions. See the section below entitled “Abstentions and Broker Non-Votes” for additional information regarding the impact of abstentions and broker-non votes on the votes required for each proposal.

Revocability of Proxies

A holder of our common stock who has given a proxy may revoke it prior to its exercise either by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person. If you are a beneficial owner of our shares, you will need to contact your bank, brokerage firm, trustee or other nominee to revoke any prior voting instructions.

Proxy Voting

Subject to any revocation as described above, all common stock represented by properly executed proxies will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted as follows:

1.  FOR the election of all seven director nominees listed below in Proposal 1;

2.  FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.  FOR the approval, on an advisory basis, of our executive compensation;

4.  FOR the approval of the 2013 Executive Management Incentive Compensation Plan; and

5.  FOR the approval of the 2013 Amended and Restated Certificate of Incorporation to increase the number of common shares authorized for issuance thereunder.

As to any other matter that may be brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons voting the same.

Record Date, Outstanding Shares and Quorum

Only holders of our common stock of record at the close of business on April 19, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were             shares of our common stock issued and outstanding, excluding             shares of common stock held as treasury stock by the Company. Shares of common stock held as treasury stock are not entitled to be voted at the Annual Meeting. Each stockholder is entitled to one vote per share of common stock held on all matters to be voted on by our stockholders. Stockholders may not cumulate their votes in the election of directors. Unless the context requires otherwise, any reference to “shares” in this Proxy Statement refers to all shares of common stock entitled to vote at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum.

Proxy Solicitation

The Company will bear the expense of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to stockholders. Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We will reimburse such brokerage firms, banks, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials. We have retained Mediant Communications LLC to assist us with the distribution of proxies. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of the Company. No additional compensation will be paid to these individuals for any such services.

Abstentions and Broker Non-Votes

Abstentions will be counted for purposes of determining the presence or absence of a quorum. The effect of an abstention on the outcome of the voting on a particular proposal depends on the vote required to approve that proposal, as described in the “Vote Required” section below.

“Broker non-votes” are shares present by proxy at the Annual Meeting and held by brokers or nominees as to which (i) instructions to vote have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter. If you are a beneficial owner of shares held in “street name” and you do not provide voting instructions to your broker, your shares may be voted on any matter your broker has discretionary authority to vote. Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The ratification of the appointment of an independent registered public accounting firm (Proposal 2) is considered a routine matter. Non-routine matters include the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), the vote on the approval of the 2013 Executive Management Incentive Compensation Plan (Proposal 4) and the vote on the proposed 2013 Amended and Restated Certificate of Incorporation (Proposal 5). We encourage you to provide instructions to your broker or other nominee regarding voting your shares. On any matter for which your broker or other nominee does not vote on your behalf, the shares will be treated as “broker non-votes”.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of shares present in person or by proxy at the Annual Meeting with respect to a particular proposal on which the broker has expressly not voted.

Board Voting Recommendations

Our Board recommends that you vote your shares FOR the election of each of the seven director nominees listed in Proposal 1 below, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2), FOR the proposal regarding an advisory vote on executive compensation (Proposal 3), FOR the proposal to approve the 2013 Executive Management Incentive Compensation Plan (Proposal 4) and FOR the proposal to approve the 2013 Amended and Restated Certificate of Incorporation (Proposal 5).

Vote Required

Election of a director requires the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at a meeting at which a quorum is present. The seven persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, abstentions and broker non-votes will not affect the outcome of the voting on this proposal.

With respect to Proposal 2, the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2013, Proposal 3, the advisory vote on executive compensation, Proposal 4, approving the 2013 Executive Management Incentive Compensation Plan and Proposal 5, approving the 2013 Amended and Restated Certificate of Incorporation, a stockholder may mark the accompanying form of proxy card to (i) vote for the matter, (ii) vote against the matter, or (iii) abstain from voting on the matter. Because only a majority of shares actually voting is required to approve Proposal 2, Proposal 3 and Proposal 4, broker non-votes will have no effect on the outcome of the voting on any of these proposals. Abstentions will have the legal effect of a vote against Proposal 2, Proposal 3 and Proposal 4. The approval of a majority of the outstanding shares of common stock is required to approve Proposal 5. Accordingly, abstentions and broker non-votes will have the legal effect of a vote against Proposal 5.

The inspector of election appointed for the Annual Meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Results

We will announce the preliminary voting results at the conclusion of the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. Our Board has a standing Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) which operates pursuant to a charter. The full text of the Nominating and Corporate Governance Committee charter is published on our website at www.aciworldwide.com in the Who We Are — Investor Relations — Corporate Governance section. During 2012, the members of the Corporate Governance Committee consisted of Messrs. Curtis, Seymour and Stokely, each of whom is “independent” as defined in Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”) listing standards.

The Corporate Governance Committee regularly monitors corporate governance developments and reviews our policies, processes and procedures in light of these developments to ensure that the Company and our Board adhere to “best practices” in this arena. The Corporate Governance Committee also provides advice to our Board with respect to:

•	Board organization, membership and function;

•	compensation of our directors, including their compensation for service on committees of our Board;

•	director stock ownership guidelines;

•	Board committee structure, membership and purpose;

•	our Corporate Governance Guidelines;

•	oversight of our policies and positions regarding significant stockholder relations issues;

•	evaluation of, and successor planning for, our Chief Executive Officer (“CEO”); and

•	other matters relating to corporate governance and the rights and interests of our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure that our Board follows practices and procedures that serve our best interests and the best interests of our stockholders. The full text of our Corporate Governance Guidelines is published on our website at www.aciworldwide.com in the Who We Are — Investor Relations — Corporate Governance section. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to our Board regarding any changes. These guidelines address, among other things, the following topics:

•	performance assessments of our Board and its committees;

•	composition and independence of our Board and its committees;

•	director orientation and continuing education;

•	policy on directors that change corporate affiliations; and

•	management responsibilities and Board access to management.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) and employees. We have also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, our Chief Financial Officer, our Chief Accounting Officer, Controller, and persons performing similar functions. The full text of both the Code of Business Conduct and Ethics and the Code of Ethics is published on our website at www.aciworldwide.com in the Who We Are — Investor Relations — Corporate Governance section. We will disclose amendments to, or waivers of, certain provisions of the Code of Business Conduct and Ethics and the Code of Ethics relating to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Director Independence and Meeting Attendance

The Company is governed by our Board of Directors. In accordance with our Corporate Governance Guidelines, at least a majority of our Board must consist of independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with the Company. Our Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ listing standards. In addition to applying these guidelines, our Board considers all relevant facts and circumstances in making an independence determination. With the exception of Mr. Heasley, our President and Chief Executive Officer, each of our directors is independent.

All members of the Board’s standing Audit Committee, Compensation and Leadership Development Committee and Nominating and Corporate Governance Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation.

Our Board held eight meetings during 2012 with three of the Board meetings conducted as telephonic meetings. All of our directors attended at least 88% of the meetings of the Board and the Board committees on which they served. Our Board has adopted a policy that requires all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so. All of the directors serving as of June 14, 2012 attended our 2012 Annual Meeting of Stockholders.

Board Committees and Committee Meetings

Our Board has standing Audit, Compensation and Leadership Development, Nominating and Corporate Governance and Strategy, Technology and Process Committees. The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. Additional information regarding the Audit Committee of our Board (the “Audit Committee”) is included in the “Report of the Audit Committee” below.

The Compensation and Leadership Development Committee (the “Compensation Committee”) reviews and determines salaries, performance-based incentives and other matters relating to executive compensation; generally administers our equity award and stock option plans, including reviewing and granting stock options and other equity awards to our executive officers, but excluding the grant of stock option and other equity awards, if any, to independent directors; reviews and evaluates the performance of, and succession planning for, executive officers other than our CEO; and provides general oversight over leadership development processes and strategies for executive and senior officers. The Compensation Committee also reviews and determines various other Company compensation policies and matters. Additional information regarding the Compensation Committee of our Board is included in the “Compensation Discussion and Analysis” section below.

The Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) reviews and reports to our Board on a periodic basis with regard to matters of corporate governance and assists our Board in fulfilling its responsibilities to assure that we are governed in a manner consistent with the interests of our stockholders. Additional information regarding the Corporate Governance Committee is included in the “Corporate Governance” section above.

The Strategy, Technology and Process Committee (the “Technology Committee”) reviews and provides oversight of, and counsel on, matters relating to technology and innovation and assists our Board in its guidance of our technology strategies and our operations strategies and key initiatives required to achieve our five-year strategic plan. The Technology Committee consists of Board members and may also consist of management personnel. Members of the Technology Committee are recommended by the Corporate Governance Committee and appointed by our Board.

The table below provides meeting information for our Board and each of its committees during 2012:

Type of Meeting	Full Board	Audit	Compensation and Leadership Development	Nominating and Corporate Governance	Strategy, Technology and Process
In Person	5	4	4	4	5
Telephonic	3	6	2	0	0

Total Meetings in 2012	8	10	6	4	5

The table below provides membership information for each of the Board committees during 2012:

Name	Audit[1]	Compensation and Leadership Development	Nominating and Corporate Governance	Strategy, Technology and Process[2]
Alfred R. Berkeley, III	X	—	—	X
John D. Curtis	X	—	Chair	—
James C. McGroddy	—	—	—	Chair
Harlan F. Seymour	—	X	X	—
John M. Shay, Jr.	X	Chair	—	—
John E. Stokely	Chair	—	X	—
Jan H. Suwinski	—	X	—	X

1	Mr. Berkeley served on the Audit Committee until he retired at the Annual Meeting last year. Mr. Curtis replaced Mr. Berkeley following Mr. Berkeley’s retirement.

2	Mr. Heasley also serves as a member of the Strategy, Technology and Process Committee.

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairman of the Board is in the best interests of our stockholders. Our Chairman of the Board is Harlan F. Seymour. Our President and CEO, Mr. Heasley, is the only member of our Board who is not an independent director. We believe that this leadership structure enhances the accountability of our President and CEO to the Board and strengthens the Board’s independence from management. While both leaders are actively engaged on significant matters affecting the Company, such as long-term strategy, we believe splitting these leadership positions enables Mr. Heasley to focus his efforts on running our business and managing the Company while permitting Mr. Seymour to focus more on the governance of the Company, including oversight of our Board.

Board’s Role in Risk Oversight

Although management is responsible for the day-to-day management of risks to the Company, our Board provides broad oversight of the Company’s risk management programs. In this oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning and that the systems and processes in place will bring to its attention the material risks facing the Company in order to permit the Board to effectively oversee the management of these risks. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to mitigate those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our full Board in the risk oversight process allows our Board to assess management’s tolerance for risk and also determine what constitutes an appropriate level of risk for the Company. Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including emerging risks, updates to our risk management programs, corporate governance and regulatory obligations, operations and significant transactions, business continuity planning, succession planning, risk management, insurance, pending and threatened litigation and significant commercial disputes. The Board also receives periodic risk management effectiveness reporting from management.

While our Board provides broad oversight of the Company’s risk management processes, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to our entire Board. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Compensation Committee also strives to create incentives that encourage an appropriate level of risk-taking behavior consistent with the Company’s business strategy. The Technology Committee concentrates on the Company’s technology strategies and reviews the scope, direction, quality, investment levels and execution of such strategies as well as strategic transactions primarily relating to technology, and considers the level of risk associated with the technology strategies formulated by management.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure provides appropriate checks and balances against undue risk taking.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed below in the section entitled “Compensation Discussion and Analysis,” is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features and characteristics include, without limitation:

•	a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price;

•	the use of performance shares with specific performance goals combined with stock options for equity awards which we believe balances risk incentives;

•	reasonable goals and objectives in our incentive programs and the use of company-wide metrics which encourages decision-making that is in the best long-term interests of our stockholders;

•	the Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	recoupment and forfeiture provisions pertaining to annual incentive payouts and long-term incentive equity awards which provisions are applicable to all employees, including our executive officers;

•	share ownership guidelines applicable to our executive officers;

•

all executives and senior management employees worldwide participate in the same annual incentive program that pertains to our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below) and that has been approved by the Compensation Committee;

•	the use of time-based vesting over three or four years for our stock options ensures that our executives’ interests align with those of our stockholders over the long term;

•	the use of a three-year performance period for our performance shares ensures that our executives focus on the long-term performance of the Company; and

•	annual equity grants so executives have unvested awards that could decrease significantly in value if our business is not managed for the long term.

Director Nomination Process

The role of the Corporate Governance Committee includes identifying, evaluating and recommending director candidates to our Board. The Corporate Governance Committee continues to consider director candidates and generally seeks independent directors with broad diversity of experience, skills, particular areas of expertise, geographic representations, specific backgrounds and other characteristics that may enhance the effectiveness of our Board and its committees and the quality of the Board’s deliberations and decisions. The Corporate Governance Committee has no specific policy on diversity and does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of age, gender, race, religion, national origin, sexual orientation, disability or any other reason.

In addition, the Corporate Governance Committee takes into consideration the following criteria in selecting and evaluating director candidates:

•

Independent Directors.    Our Board should include at least enough independent directors (as determined by NASDAQ rules and applicable laws and regulations) to satisfy the independent director requirements of such rules, laws and regulations.

•

Other Directors.    Subject to the right of the Corporate Governance Committee and our Board to decide otherwise when appropriate, our CEO generally should be a director. Additionally, depending on the circumstances, certain other members of management, as well as individuals having relationships with the Company that prevent them from being independent directors, may be deemed to be appropriate members of our Board.

•	General Criteria for Each Director. Candidates for positions on our Board should possess certain qualities. In particular, a director should:

•	be an individual of the highest character and integrity;

•	be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the Company;

•	have the capacity and desire to represent the balanced, best interests of our stockholders as a whole; and

•	bring diverse perspectives to our Board as well as sound business acumen.

All of the current nominees for director are incumbent directors serving on our existing Board. The Corporate Governance Committee based its decision to re-nominate these incumbent directors on its consideration of each individual’s contributions, including the value of his experience as a director, the current composition of our Board and its committees and the Company’s needs.

Stockholder Recommendations for Director Nominees

The Corporate Governance Committee considers stockholder recommendations for candidates for our Board furnished to the Company as set forth below in the section entitled “Stockholder Communications with our Board.”

The Secretary of the Company did not receive, by a date not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of our 2012 Annual Meeting of Stockholders, a recommended director nominee for election at this Annual Meeting from any eligible stockholder.

Stockholder Nomination Process

Pursuant to our Bylaws, as amended, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been received by the Secretary of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders.

Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder is a holder of record of our common stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among the stockholder, the beneficial owner on whose behalf the notice is given and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) whether the stockholder, or the beneficial owner on whose behalf the nomination is made, intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our common stock entitled to vote required to elect the nominee(s).

In addition to the name and address of the stockholder making the nomination, as they appear on the Company’s books, the notice must also include the name and principal business address of all (A) persons controlling, directly or indirectly, or acting in concert with, such stockholder, (B) beneficial owners of shares of stock of the Company owned of record or beneficially by such stockholder (with the term “beneficial ownership” as used herein to have the meaning given to that term in Rule 13d-3 under the Securities Exchange Act (the “Exchange Act”)) and (C) persons controlling, controlled by, or under common control with, any person specified in the foregoing clause (A) or (B) (with the term “control” as used herein to have the meaning given to that term in Rule 405 under the Securities Act of 1933, as amended) (any such person or beneficial owners set forth in the foregoing clauses (A), (B) and (C) shall be a “Stockholder Associated Person” for purposes of our Bylaw 14(c)).

The stockholder notice must also disclose (i) any derivative positions related to any class or series of securities of the Company held or beneficially held by the stockholder and each Stockholder Associated Person (as defined above); and (ii) whether and the extent to which any hedging, swap or other transactions or series of transactions have been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associated Person with respect to any shares of stock of the Company.

If the Board so requires, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice) to the Secretary at the principal executive offices of the Company, a written questionnaire with respect to the identity, background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the

Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in the questionnaire, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Secretary of the Company did not receive written notice from any stockholder regarding an intention to make a nomination.

Stockholder Communications with our Board

Communications from stockholders to our Board, including stockholder director recommendations as well as stockholder proposals submitted in accordance with the procedure described below in the section entitled “Stockholder Proposals,” may be delivered to the Secretary of the Company at the Company’s principal executive office located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, sent via e-mail to grp-ACI-directors@aciworldwide.com or via telephone to (402) 778-2183. These communications will be received by the Secretary of the Company, who will forward them to the appropriate members of our Board.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is presently composed of seven members. Our Board, as recommended by the Nominating and Corporate Governance Committee, has nominated for re-election as directors John D. Curtis, Philip G. Heasley, James C. McGroddy, Harlan F. Seymour, John M. Shay, Jr., John E. Stokely and Jan H. Suwinski, each to serve until the 2014 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected and qualified. We expect that each of the nominees will be available for election, but if any of them is unwilling or unable to serve as a candidate at the time the election occurs, it is intended that each share represented by proxy at the Annual Meeting will be voted for the election of another nominee to be designated by the Board to fill any such vacancy.

As described above in the section entitled “Corporate Governance – Director Nomination Process,” our Board selects nominees with a view to establishing a Board of Directors that is comprised of members who:

•	demonstrate the highest character and integrity;

•	are independent and free of any conflicts of interest;

•	are willing and able to devote sufficient time to the affairs of the Company;

•	have the capacity and desire to represent the balanced, best interests of our stockholders; and

•	bring diverse perspectives to our Board as well as sound business acumen.

We believe that each of the director nominees bring these qualifications to our Board. Moreover, they provide our Board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise, public company board experience, understanding of and experience in technology and software industries, experience with companies with a global presence and those that have high-growth strategies, and extensive operational and strategic planning experience in complex, global companies. The priorities and emphasis of the Corporate Governance Committee and of our Board with regard to these factors change from time to time to take into account changes in the Company’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The Corporate Governance Committee and our Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate selection to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our directors to have in light of our current business and structure.

•

Senior Leadership Experience.    Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•

Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•

Business Development, Mergers and Acquisitions (M&A) and Strategic Alliances Experience.    Directors who have a background in business development, in M&A transactions and with strategic alliances can provide insight into developing and implementing strategies for growing our business through combination or partnership with other organizations. Useful experience in this area includes consideration of “go direct versus acquire” and “develop organically versus acquire” strategies, analysis of the synergies of a proposed acquisition or partnership with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•

Financial Expertise.    Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•

Industry and Technical Expertise.    Because we are a technology and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, and the market segments in which we compete. In addition, our software products and services are primarily focused on facilitating electronic payments both in domestic and international markets. Knowledge of, and experience in, the global electronic payments industry and the banking and financial services industries provides useful insight into the needs, practices and operations of the Company’s principal customer base.

•

Global Expertise.    Because we are a global organization with research and development, channel facilities, sales and other offices in many countries and customers located in over 80 different countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•

Legal Expertise.    Directors who have legal education and experience can assist our Board in fulfilling its responsibilities related to the oversight of the Company’s legal and regulatory compliance, and engagement with regulatory authorities.

Director Nominees

The following provides biographical information regarding our director nominees and describes the key skills, experience and expertise that each of our director nominees brings to our Board of Directors in addition to the general criteria described above satisfied by each of our director nominees. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

John D. Curtis	Director Since: 2003
Age: 72

Skills, Experience and Expertise:	Biographical Information:
• Senior Leadership Experience • Business Development, M&A and Strategic Alliances Experience • Global Expertise • Legal Expertise

•Senior Vice President, General Counsel and Corporate Secretary of The Warranty Group, Inc., a provider in over 30 countries of underwriting, administration and marketing of service contracts and related services, since February 2011

•Provided legal and business consulting services from August 2002 to February 2011

•Served as General Counsel of Combined Specialty Corporation and a director of Combined Specialty Insurance Company, wholly-owned subsidiaries of Aon Corporation (NYSE: AOC) from July 2001 to July 2002

•President of First Extended, Inc., a holding company with two principal operating subsidiaries: First Extended Service Corporation, an administrator of vehicle extended service contracts and FFG Insurance Company, a property and casualty insurance company from November 1995 to July 2002

•Serves as a director of The Warranty Group, Inc.

Philip G. Heasley	Director Since: 2005
Age: 63
Skills, Experience and Expertise:	Biographical Information:
• Senior Leadership Experience • Public Company Board Experience • Industry and Technical Expertise • Business Development, M&A and Strategic Alliances Experience	•Our President and Chief Executive Officer since March 2005
•Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services from October 2003 to March 2005
•Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003
•Served in various capacities for U.S. Bancorp from 1987 until 2000, including Executive Vice President, and President and Chief Operating Officer

•Serves on the National Infrastructure Advisory Council for the President
•Director of Lender Processing Services, Inc. (NYSE: LPS), a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions

•Previously a director of Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions; Fidelity National Title Group, now known as Fidelity National Financial, Inc. (NYSE: FNF), a provider of title insurance, specialty insurance and claims management services; Kintera, Inc. (NASDAQ: KNTA), a provider of software for non-profit organizations, until it was acquired by Blackbaud, Inc. (NASDAQ: BLKB); Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation; and Fair Isaac Corporation (NYSE: FICO), a provider of analytics and decision management technology

James C. McGroddy	Director Since: 2008
Age: 76
Skills, Experience and Expertise:	Biographical Information:
• Senior Leadership Experience • Public Company Board Experience • Industry and Technical Expertise • Global Expertise • Business Development, M&A and Strategic Alliances Experience	•Self-employed consultant
•Employed by International Business Machines Corporation from 1965 through 1996 in various capacities, including seven years as Senior Vice President of Research
•Chairman of the Board of MIQS, a Colorado-based healthcare information technology company
•Member of the U.S. National Academy of Engineering
•Previously served as a director of Paxar Corporation (NYSE: PXR), a provider of merchandising systems for the retail and apparel industry

Harlan F. Seymour	Director Since: 2002
Age: 63
Skills, Experience and Expertise:	Biographical Information:
• Senior Leadership Experience • Public Company Board Experience • Business Development, M&A and Strategic Alliances Experience • Financial Expertise • Global Expertise	•Our Chairman of the Board since September 2002
•Sole owner of HFS, LLC, a privately-held investment and business advisory firm advising public and private companies particularly in the area of strategic planning services
•Served as a director and as Executive Vice President of ENVOY Corporation, which provides electronic processing services, primarily to the health care industry
•Director of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, and serves on its audit, governance and strategic planning committees

•Serves as a member of various private, profit and non-profit boards of directors, including Lagniappe Health Inc., a company that provides technology solutions to pharmacies and utilizes pharmacy transactions data to improve patient outcomes and the advisory board of Calvert Street Capital Partners, a private equity firm

John M. Shay, Jr.	Director Since: 2006
Age: 65
Skills, Experience and Expertise:	Biographical Information:
• Financial Expertise • Business Development, M&A and Strategic Alliances Experience • Global Experience	•President and owner of Fairway Consulting LLC, a business consulting firm

•Employed by Ernst & Young LLP, a Big Four accounting firm offering audit, business advisory and tax services from 1972 through March 2006 serving as an audit partner from October 1984 to March 2006 and managing partner of the firm’s New Orleans office from October 1998 through June 2005

•Served as an adjunct auditing professor in the graduate business program of the A.B. Freeman School of Business at Tulane University for approximately 10 years
•Certified Public Accountant

John E. Stokely	Director Since: 2003
Age: 60
Skills, Experience and Expertise:	Biographical Information:
• Senior Leadership Experience • Public Company Board Experience • Business Development, M&A and Strategic Alliances Experience • Financial Expertise • Global Expertise	•President of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries from August 1999 through 2007

•Served as President, Chief Executive Officer and Chairman of the Board of Richfood Holdings, Inc., a publicly-traded FORTUNE 500 food retailer and wholesale grocery distributor, from 1996 until August 1999 when it merged with Supervalu Inc. (NYSE: SVU)

•Director of (i) Imperial Sugar Company (NASDAQ: IPSU), a manufacturer that refines, packages and distributes sugar and (ii) Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment

•Serves as Lead Independent Director of Pool Corporation (NASDAQ: POOL)
•Serves as a member of various private, profit and non-profit boards of directors, including AMF Bowling

•Previously served as a director of O’Charley’s Inc. (NASDAQ: CHUX), a casual dining restaurant company; Performance Food Group (NASDAQ: PFCG), a foodservice distributor, until it was acquired by affiliates of The Blackstone Group (NYSE: BX) and Wellspring Capital Management; and Nash-Finch Company (NASDAQ: NAFC), a leading food distribution company

Jan H. Suwinski	Director Since: 2007
Age: 71
Skills, Experience and Expertise:	Biographical Information:
• Senior Leadership Experience • Public Company Board Experience • Industry and Technical Expertise • Business Development, M&A and Strategic Alliances Experience • Global Expertise	•Clinical Professor of Management and Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University in Ithaca, New York
•Served in various management positions in technology based businesses at Corning Incorporated from 1965 to 1996
•Served as Executive Vice President of the Opto Electronics Group and a member of the operating committee at Corning Incorporated from 1990 to 1996
•Served as Chairman of Siecor Corporation, a Corning joint venture with Siemens AG from 1992 to 1996

•Director of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products, and Thor Industries, Inc. (NYSE: THO), a manufacturer of recreational vehicles and buses

•Previously served as a director of Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

DIRECTOR COMPENSATION

It is our Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director’s total compensation, and to create a direct linkage with corporate performance and stockholder interests, our Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in our common stock. We do not pay our employee directors for service on our Board in addition to their regular employee compensation.

The compensation program for independent directors has not materially changed since 2005. In 2011, our Board engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to evaluate the competitiveness of our independent director compensation program. The Corporate Governance Committee reviewed Pearl Meyer’s analysis of both the level and mix of compensation paid to independent directors of the peer group companies for executive compensation purposes identified in the “Compensation Discussion and Analysis” section below. After considering the competitive information, trends in compensation for independent directors in general, the workload carried by our Board, and the difficulty of recruiting and retaining highly qualified independent directors, the Corporate Governance Committee increased the annual premium for the Chairman of the Board from $20,000 to $40,000, increased the annual retainer for the Compensation Committee Chairman from $5,000 to $10,000, and increased the annual retainer fees for the Compensation Committee members from $3,000 to $4,000. In 2012, all retainer fees for our independent directors remained unchanged. The Corporate Governance Committee reviews our independent director compensation program annually. Our Board has engaged Pearl Meyer to review our current compensation program for independent directors.

Cash Compensation

Our independent director compensation program provides that each independent director receives a $10,000 quarterly retainer fee. The Chairman of the Board receives an additional $10,000 quarterly premium. The chairman of the Audit Committee receives an additional $2,500 quarterly retainer fee and other independent directors who serve on the Audit Committee, receive an additional $1,000 quarterly retainer fee. The chairman of the Compensation Committee receives an additional $2,500 quarterly retainer fee and other independent directors who serve on the Compensation Committee, receive an additional $1,000 quarterly retainer fee. Each Board committee chairman, other than the chairman of the Audit Committee and Compensation Committee, receives an additional $1,250 quarterly retainer fee and independent directors who serve on Board committees, other than the Audit Committee and Compensation Committee, receive an additional $750 quarterly retainer fee for service on each committee. Each independent director receives $2,000 for each Board or Board committee meeting attended, whether in person or telephonically. All directors are reimbursed for expenses incurred in connection with attendance at Board and Board committee meetings and our annual meetings of stockholders.

Equity-Based Compensation

Our independent directors are granted an award of stock options upon commencing service as a director of the Company and an annual equity award grant thereafter. Such grants are made at the discretion of our Board based on the recommendations of its Corporate Governance Committee. Director equity awards are provided pursuant to the terms of our 2005 Equity and Performance Incentive Plan, as amended (the “2005 Incentive Plan”). Director equity awards vest on the earlier to occur of (1) the date which is one year following the date of grant, and (2) the day immediately prior to the date of the next annual meeting of our stockholders occurring following the date of grant. The independent directors’ equity awards provide for accelerated vesting upon the director’s death or disability or upon a change-in-control of the Company. The equity awards are non-qualified stock options with an exercise price equal to the closing price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

On June 14, 2012 (the grant date), our independent directors were each granted a non-qualified option to purchase 10,000 shares of our common stock with an exercise price equal to $39.61.

Deferred Compensation Plan

Each independent director may elect to defer receipt of all or a part of his cash compensation on a calendar year basis under the Company’s Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow independent directors and a select group of management or highly compensated employees of the Company designated by our Compensation Committee to save for retirement on a tax-deferred basis. Additional information on the Deferred Compensation Plan can be found under the heading “Deferred Compensation Plan” in the “Executive Compensation” section below.

None of our independent directors made any contributions to the Deferred Compensation Plan during 2012. No amounts are included in the Director Summary Compensation Table because the Nonqualified Deferred Compensation plan earnings were not preferential or above market.

Director Summary Compensation Table

The table below summarizes the compensation we paid to our independent directors during the fiscal year ended December 31, 2012.

Director Summary Compensation Table(1)

Name(2) (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards(3) ($) (d)	Total ($) (h)
Alfred R. Berkeley, III	39,500	0	39,500
John D. Curtis	81,000	250,877	331,877
James C. McGroddy	69,000	250,877	319,877
Harlan F. Seymour	130,500	250,877	381,377
John M. Shay, Jr.	100,000	250,877	350,877
John E. Stokely	95,000	250,877	340,877
Jan H. Suwinski	84,000	250,877	334,877

(1)	Columns (c), (e), (f) and (g) to this table entitled “Stock Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Compensation Earnings” and “All Other Compensation,” respectively, have been omitted because no compensation is reportable thereunder.

(2)	Philip G. Heasley, our President and CEO, is not included in this table as he is an employee of the Company and thus, receives no compensation for his service as a director. The compensation received by Mr. Heasley as an employee of the Company is shown in the “Summary Compensation Table” in the “Executive Compensation” section below.
(3)	The amounts in column (d) reflect the grant date fair value of each option award granted during 2012, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The amounts shown do not correspond to the actual value that will be realized by the independent director. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report. The grant date fair value of the options granted to our independent directors on June 14, 2012 was $25.0877 per option. The aggregate grant date fair value for all options granted to our independent directors on June 14, 2012 was $1,505,262. The following table sets forth each independent director’s aggregate number of option awards outstanding as of December 31, 2012:

Name	Vested Stock Option Awards	Unvested Stock Option Awards	Aggregate Stock Option Awards
Alfred R. Berkeley, III	50,000	0	50,000
John D. Curtis	68,000	10,000	78,000
James C. McGroddy	40,000	10,000	50,000
Harlan F. Seymour	68,000	10,000	78,000
John M. Shay, Jr.	60,000	10,000	70,000
John E. Stokely	72,000	10,000	82,000
Jan H. Suwinski	50,000	10,000	60,000

Independent Director Stock Ownership Guidelines

The Board has stock ownership guidelines designed to further link the interests of our Board with that of our stockholders. These guidelines provide that each of our independent directors should have equity positions in the Company with a value equal to four times his annual retainer amount. Direct and indirect stock ownership, including the vested in-the-money portion of any stock options held by the independent director, are included in determining each director’s equity position. Each independent director has five years from (i) the adoption of the stock ownership guidelines, which occurred in September 2007, or (ii) election to our Board, whichever is later, to achieve the target ownership level. A director who fails to meet the ownership guidelines within the five-year period will not be eligible for new equity awards until he achieves his prescribed ownership level.

REPORT OF THE AUDIT COMMITTEE

During 2012, the members of the Audit Committee initially consisted of Messrs. Berkeley, Shay and Stokely. Mr. Berkeley served on the Audit Committee until he retired at the Annual Meeting last year at which time he was replaced by Mr. Curtis. At all times during 2012, each of the directors that served on the Audit Committee was “independent” as defined in the NASDAQ listing standards. Our Board determined that each of the members met the NASDAQ regulatory requirements for financial literacy and that Mr. Stokely and Mr. Shay are “audit committee financial experts” as defined under SEC rules.

The Audit Committee operates pursuant to a charter (the “Audit Committee Charter”) approved and adopted by our Board. A copy of the Audit Committee Charter is available on our website at www.aciworldwide.com in the Who We Are — Investor Relations — Corporate Governance section.

The Audit Committee, on behalf of our Board, oversees the Company’s financial reporting process as more fully described in the Audit Committee Charter. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and compliance with laws and regulations and ethical business standards. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. In fulfilling its oversight responsibilities, the Audit Committee (i) reviewed and discussed the audited consolidated financial statements and the footnotes thereto in the Company’s annual report on Form 10-K for 2012 with management and Deloitte, and (ii) discussed with management and Deloitte the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s internal auditors and Deloitte, with and without management present, their evaluations of the Company’s internal accounting controls and reviewed with management the basis for management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Company’s independent registered public accounting firm is responsible for expressing opinions on (i) the conformity of the Company’s audited consolidated financial statements, in all material respects, to accounting principles generally accepted in the U.S., and (ii) the effectiveness of the Company’s internal controls over financial reporting. The independent registered public accounting firm has full and free access to the Audit Committee. The Company’s independent registered public accounting firm has expressed the opinion that the Company’s audited consolidated financial statements conform, in all material respects, to accounting principles generally accepted in the U.S. The Audit Committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accounting firm under Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (formerly Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

The Audit Committee discussed with the Company’s independent registered public accounting firm its independence from management and the Company, and received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm and management the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for 2012 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE John E. Stokely, Chairman John D. Curtis John M. Shay, Jr.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed, and our Board has approved the Audit Committee’s selection and appointment, of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013. If the stockholders do not ratify the selection, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the next fiscal year. Even if the selection is ratified by our stockholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of the stockholders.

Representatives of Deloitte are expected to be present at the Annual Meeting to make a statement should they so desire and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees paid or payable for the indicated services performed by Deloitte during 2012 and 2011 in its capacity as our independent registered public accounting firm during such years.

Fee Category	2012	2011
	($)
Audit Fees	3,451,120	2,097,156
Audit Related Fees	95,500	193,500
Tax Fees	411,630	267,531
Other Fees	0	0
Total Fees	3,958,250	2,558,187

Audit Fees.    This category represents the aggregate fees paid or payable to Deloitte for professional services rendered for the audit and quarterly reviews of the Company’s annual consolidated financial statements for 2012 and 2011 and the audit of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2012 and December 31, 2011 in accordance with the standards of the Public Company Accounting Oversight Board.

Audit-Related Fees.    This category represents the aggregate fees billed by Deloitte for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” for 2012 or 2011. The professional services performed by Deloitte in 2012 consisted of (i) agreed upon procedures related to the Company’s compliance with eXtensible Business Reporting Language (“XBRL”) and (ii) out-of-scope work on the acquisitions of Distra and North Data. The professional services performed by Deloitte in 2011 consisted of (i) tax and accounting due diligence associated with the acquisition of S1 Corporation and review of related SEC registrations statements and (ii) out-of-scope work on the acquisition of ISD Corporation.

Tax Fees.    This category represents the aggregate fees billed by Deloitte for tax-related services rendered to the Company for 2012 and 2011. Tax fees billed by Deloitte in 2012 and 2011 consisted of fees for professional services related primarily to tax compliance projects, including (i) tax compliance services associated with the acquisition of S1 Corporation, (ii) assistance in the preparation of tax credit calculations and (iii) preparation of, and assistance with, expatriate tax returns and payroll calculations.

All Other Fees.    There were no other fees billed by Deloitte for services rendered to the Company during 2012 or 2011, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered whether the provision of the services by Deloitte, as described above in “Tax Fees” is compatible with maintaining the independent registered public accounting firm’s independence.

Pre-Approval of Audit and Non-Audit Services

We have policies for pre-approval of all audit and non-audit services to be provided to us by our independent registered public accounting firm and its member firms. Under these policies, all audit and non-audit services to be performed by our independent registered public accounting firm must be approved by the Audit Committee in advance. A proposal for audit and non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of our independent registered public accounting firm are also required. Any engagement letter relating to a proposal must be presented to the Audit Committee for review and approval, and the Chairman of the Audit Committee may sign, or authorize an officer to sign, such engagement letter.

All services provided by our independent registered public accounting firm in 2012 and 2011 were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal. Because only a majority of shares actually voting is required to approve Proposal 2, broker non-votes will have no effect on the outcome of the voting on this proposal. Abstentions will have the legal effect of a vote against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is providing our stockholders with the opportunity to vote, on an advisory basis, on the executive compensation of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below). This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the accompanying compensation tables and other related tables and narrative discussion contained in this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation programs are performance-based programs designed to (i) attract, retain, motivate and reward highly qualified and talented executives, including our Named Executive Officers, who provide leadership to the Company necessary to drive superior results; (ii) reward senior executives, including our Named Executive Officers, for achieving measurable goals designed to drive superior Company results; and (iii) strengthen the commonality of interest between our stockholders and senior executives, including our Named Executive Officers.

This advisory vote is not intended to address any specific item of compensation, but rather, the overall compensation of our Named Executive Officers and the principles, policies and procedures related to executive compensation described in this Proxy Statement. We therefore urge our stockholders to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and other related tables and narrative discussion which describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We believe that our executive compensation programs incent overall Company performance, appropriately link pay to performance, are well aligned with the long-term interests of our stockholders, and ensure consistent leadership, decision making and actions without taking inappropriate or unnecessary risks. These practices are highlighted throughout the “Compensation Discussion and Analysis” section and include, the following:

•

Between 86% and 78% of the total on-target compensation of our Named Executive Officers is performance-based compensation directly tied to Company financial, operational or strategic performance goals.

•

We introduced the use of performance shares which are earned, if at all, after a three-year performance period based on the achievement of performance goals relating to the Company’s compound annual growth rate in sales and cumulative operating income over the three-year performance period.

•

The 2012 long-term incentive program is comprised of a combination of stock options and performance shares in order to reinforce the Compensation Committee’s objective of making long-term incentive awards variable so that the level of compensation actually earned depends on the Company’s performance against specified financial, operational and strategic goals, and is directly tied to stockholder value.

•

With two exceptions, the base salaries for each of our executive officers remained unchanged in 2012 based on the fact that the base salaries fell within a range consistent with industry benchmark data and our executive compensation philosophy. In the case of our Chief Financial Officer, he received a 5.24% increase in base pay to reflect his functional progression into the Chief Financial Officer role. In the case of our Chief Executive Officer, he received a raise of 4.35%.

•	We have stock ownership guidelines for our directors and executive officers.

•	Our equity award and our annual variable cash incentive award agreements incorporate forfeiture and recoupment provisions.

•	Our equity plans expressly prohibit re-pricing awards without stockholder approval.

We believe that our executive compensation philosophy, our core compensation objectives and our compensation programs, practices and policies have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that have benefited our Company and our stockholders and are expected to drive long-term stockholder value over time.

As illustrated in the “Compensation Discussion and Analysis” section, the Compensation Committee has and will continue to take action to structure our executive compensation programs, practices and policies in a manner that is performance-based with a view toward maximizing long-term stockholder value. The Compensation Committee believes that its compensation programs, practices and policies are effective in implementing our compensation philosophy. Accordingly, the following resolution is submitted for an advisory stockholder vote:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the accompanying compensation tables and the other related tables and narrative discussion.

Advisory Vote

Stockholders are not ultimately voting to approve or disapprove our Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our Named Executive Officers, or otherwise. The Compensation Committee and our Board expect to take into account the outcome of this stockholder advisory vote when considering future executive compensation decisions.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal. Because only a majority of shares actually voting is required to approve Proposal 3, broker non-votes will have no effect on the outcome of the voting on this proposal. Abstentions will have the legal effect of a vote against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF THE ADOPTION OF THE 2013 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

We are proposing for stockholder approval the 2013 Executive Management Incentive Compensation Plan (the “2013 Executive MIC Plan”). We are seeking stockholder approval of the 2013 Executive MIC Plan in order to meet the requirements of Section 162(m) and preserve the tax tax deductibility of certain performance-based awards that are intended by the Company to be deductible. The Board and our stockholders previously approved the 2008 Executive Management Incentive Compensation Plan, which was intended to serve the same purpose. The 2013 Executive MIC Plan is similar to and will replace the 2008 Executive Management Incentive Compensation Plan. The Board adopted the 2013 Executive MIC Plan on March 19, 2013, subject to stockholder approval.

Background

The 2013 Executive MIC Plan is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Our Board believes that it is in the best interests of the Company and its stockholders to ensure that bonuses to be paid to executive officers are deductible by the Company for federal income tax purposes. Accordingly, we have structured the 2013 Executive MIC Plan to satisfy the requirements of Section 162(m) of the Code for “performance-based compensation”.

In general, Section 162(m) of the Code denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the three other most highly compensated executive officers (except for the Chief Financial Officer) of a publicly held corporation. However, annual compensation in excess of that amount will still qualify for a corporate tax deduction if the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. One of the conditions for compensation to be considered “performance-based compensation” under Section 162(m) of the Code requires that the material terms under which such compensation may be paid, including the performance goals, be disclosed to and approved by the stockholders before the payment of such compensation. Thus, when the Compensation Committee adopted the 2013 Executive MIC Plan, it made its approval subject to approval by the stockholders of the Company.

The 2013 Executive MIC Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The 2013 Executive MIC Plan is not a qualified plan under Section 401 of the Code. The 2013 Executive MIC Plan is, however, intended to qualify under Section 162(m) of the Code, where applicable.

Summary Description of the 2013 Executive MIC Plan

A summary description of the material terms of the 2013 Executive MIC Plan is set forth below. We have attached a copy of the 2013 Executive MIC Plan to this Proxy Statement as Annex A which is incorporated herein by this reference. The summary description of the material terms of the 2013 Executive MIC Plan provided below is qualified in its entirety by reference to the full text of the 2013 Executive MIC Plan attached as Annex A.

Nature and Purpose

The 2013 Executive MIC Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of this 2013 Executive MIC Plan are to: (a) provide a means whereby eligible employees of the Company develop a sense of personal involvement in the development and financial success of the Company, (b) motivate them to devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders, (c) reward performance that supports the Company’s overall objectives and success by making a portion of their cash compensation dependent on the achievement of certain goals related to the performance of the Company, and (d) attract and retain top performing employees.

Section 162(m) of the Code

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its Chief Executive Officer and its three other most highly compensated executive officers (except for the Chief Financial Officer), unless the compensation in excess of $1,000,000 is considered “performance-based compensation” or otherwise excepted from Section 162(m)’s deduction limitation. An additional requirement for the deductibility of performance-based compensation in excess of $1,000,000 paid to certain executive officers is that the material terms under which such performance-based compensation is to be paid, including the performance goals, must be disclosed to the stockholders and approved by a majority vote of the stockholders prior to the payment of such performance-based compensation.

Administration

The Compensation Committee will administer the 2013 Executive MIC Plan. Compensation Committee members must qualify as “outside directors” under Section 162(m) of the Code in order for cash awards under the 2013 Executive MIC Plan to qualify as deductible performance-based compensation. Our Compensation Committee members meet this requirement. Subject to the terms of the 2013 Executive MIC Plan, the Compensation Committee has broad discretion to construe, interpret and administer the 2013 Executive MIC Plan, to select the individuals to be granted 2013 Executive MIC Plan awards, to determine the maximum aggregate annual amount which may be awarded to any participant in any 2013 Executive MIC plan year and to determine the terms, conditions, and duration of each award, including accelerating payment of annual incentives and adopting modifications and amendments to the 2013 Executive MIC Plan or any annual incentive agreement. The Compensation Committee’s decisions will be conclusive, final and binding upon all parties.

Eligibility

Officers and key employees of the Company and its subsidiaries, including our executive officers, are eligible to participate under the 2013 Executive MIC Plan as determined in the sole discretion of the Compensation Committee. The number of participants may vary from year to year. The actual number of employees who will receive awards under the 2013 Executive MIC Plan cannot be determined because participation is at the discretion of the Compensation Committee.

Annual Incentives and Payment

Subject to the terms of the 2013 Executive MIC Plan, the Compensation Committee may grant annual incentives in such amounts and upon such terms as the Compensation Committee may determine. If the annual incentive is intended to be performance-based compensation, the Compensation Committee will establish the applicable performance goals based on the performance measures set forth in the 2013 Executive MIC Plan in accordance with the requirements of Section 162(m) of the Code. The Compensation Committee will determine the period of time during which the performance goals must be met in order to determine the degree of payout or vesting of an annual incentive.

Annual incentives will be set forth in an annual incentive agreement which means either (a) a written agreement entered into by the Company and a participant setting forth the terms and conditions applicable to earning an annual incentive, or (b) a written statement issued by the Company to a participant describing the terms and provisions of such annual incentive.

The Compensation Committee has the right, in its sole and absolute discretion, to grant annual incentives that are not intended to qualify as performance-based compensation.

Payment of annual incentives will be made in cash within a reasonable period of time after the end of the applicable performance period. At the discretion of the Compensation Committee, participants may be offered the opportunity to defer receipt of such cash payment, provided such deferral opportunity shall be in compliance with Section 409A of the Code. The Compensation Committee has the right, in its sole discretion, to reduce or eliminate the amount of the annual incentive otherwise payable to a participant with respect to any performance period. In addition, with respect to annual incentives not intended to qualify as performance-based compensation, the Compensation Committee has the right, in its sole discretion, to increase the amount of an annual incentive otherwise payable to a participant with respect to any performance period.

The Compensation Committee will determine the extent to which a participant shall have the right to receive all or a portion of an annual incentive following termination of the participant’s employment with, or provision of services to, the Company and its subsidiaries; provided, however, in the case of an annual incentive intended to qualify as performance-based compensation, such determinations will be in accordance with the requirements of Section 162(m) of the Code.

Target Incentives

The Compensation Committee may establish a target annual incentive amount and a payment range that prescribes maximum and minimum incentives payable based on actual performance against the applicable performance goals. The terms of the 2013 Executive MIC Plan permit payments in excess of the target annual incentive amount in the event that actual performance is better than the target performance goal.

Annual Incentive Limits

With respect to annual incentives intended to qualify as performance-based compensation, the maximum aggregate amount awarded or credited with respect to an annual incentive to any one participant in any one plan year may not exceed $5,000,000, determined as of the date of payout, as applicable.

Objective Performance Measures

Performance goals will be based on specified levels of, or growth in, one or more of the following performance measures: (a) earnings or income before or after taxes, interest, depreciation, and/or amortization; (b) earnings per share; (c) sales and revenue; (d) operating profit; (e) return measures (including, but not limited to, return on assets, capital, working capital, equity, sales, or revenue); (f) cash flow (including, but not limited to operating cash flow, free cash flow, operating free cash flow, cash flow return on equity, debt/capital ratio, and cash flow return on investment); (g) gross or operating margins; (h) productivity ratios; (i) share price (including, but not limited to, growth measures and total stockholder return); (j) expense targets; (k) margins or cash margins; (l) operating efficiency; (m) market share; (n) customer satisfaction; (o) working capital; (p) budgets, costs (including specified types or categories) or budgeted expenses (operating and capital); (q) backlog or “revlog”; (r) contribution margins; (s) economic value added or EVA®; (t) operational measures (e.g., quality, timeliness, customer satisfaction ratings); (u) capital efficiency; (v) strategic positioning (including mergers, acquisitions or divestitures), (w) product development, product delivery, product quality or new product releases; (x) intellectual property initiatives or achievements; (y) regulatory initiatives or compliance programs; and (z) profitability or profit margins.

Any performance measure(s) may be used to measure the performance of the Company and/or its subsidiaries as a whole or any business unit, division, channel, department, region or function within the Company and/or its subsidiaries, may be measured individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, or to a previous year’s results, all as the Compensation Committee may deem appropriate. The Compensation Committee also has the authority to provide for accelerated payment of any annual incentive based on the achievement of performance goals pursuant to the performance measures; provided, however, with respect to annual incentives intended to qualify as performance-based compensation, only to the extent such action will not cause the annual incentive to fail to qualify as performance-based compensation.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant.

After the end of each performance period, the Compensation Committee will evaluate the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant based on the level of actual performance achieved.

Adjustments

The Compensation Committee may provide, in its sole and absolute discretion, either in connection with the grant of the annual incentive or by amendment thereafter, that achievement of the applicable performance measures will be waived upon the death or disability of the participant, or upon a change-in-control of the Company; provided, however, in the case of an annual incentive intended to qualify as performance-based compensation, such provisions will be in accordance with the requirements of Section 162(m) of the Code.

Annual incentives that are intended to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has discretion to adjust annual incentives intended to qualify as performance-based compensation downward, either on a formula or discretionary basis or any combination, as the Compensation Committee determines.

Forfeiture Events

The Compensation Committee may specify that a participant’s rights, payments and benefits with respect to an annual incentive will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable performance conditions of an annual incentive. Such events may include, but shall not be limited to, termination of employment, violation of material Company and/or subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to the business or reputation of the Company or its subsidiaries.

New Plan Benefits

No payments have yet been made in respect of awards granted under the 2013 Executive MIC Plan. The amount of the actual bonus payments that may be made under the 2013 Executive MIC Plan will be determined by the Compensation Committee in its discretion. It is, therefore, not possible to predict the actual amounts that will be paid to particular individuals in the future under the 2013 Executive MIC Plan.

Term of the Plan and Amendments

Unless sooner terminated as provided herein, the 2013 Executive MIC Plan shall terminate five (5) years from the effective date. After the 2013 Executive MIC Plan is terminated, no annual incentives may be granted but incentives previously granted shall remain outstanding in accordance with the terms and conditions set forth in this 2013 Executive MIC Plan and the applicable annual incentive agreement.

The Compensation Committee may alter, amend, modify, suspend or terminate the 2013 Executive MIC Plan or any annual incentive agreement at any time and for any reason; provided, however, any alteration, amendment or modification that requires shareholder approval in order to allow annual incentives under the 2013 Executive MIC Plan to qualify as performance-based compensation under Section 162(m) of the Code, or to comply with other applicable laws or regulations, shall be made subject to such shareholder approval.

Federal Income Tax Consequences

The following is only a brief summary of certain of the U.S. federal income tax consequences of awards granted under the 2013 Executive MIC Plan. This summary does not purport to be a complete analysis of all potential U.S. federal income tax or other tax consequences relevant to participants, or to describe tax consequences based upon particular circumstances. In addition, the summary does not address the income tax laws of any municipality, state or foreign country in which a participant may reside and to which a participant may be subject.

Any cash payment a participant receives in connection with the 2013 Executive MIC Plan is includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment. If the participant is permitted to defer receipt such cash payment, any such deferral opportunity shall be in compliance with Section 409A of the Code.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal. Because only a majority of shares actually voting is required to approve Proposal 4, broker non-votes will have no effect on the outcome of the voting on this proposal. Abstentions will have the legal effect of a vote against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2013 EXECUTIVE MANAGEMENT COMPENSATION PLAN

PROPOSAL 5

APPROVAL OF 2013 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board has adopted, declared advisable and is submitting for stockholder approval an amendment and restatement of the Amended and Restated Certificate of Incorporation of ACI Worldwide, Inc. (the “Current Certificate of Incorporation”) to increase the number of authorized shares of common stock that the Company is authorized to issue from 70,000,000 to 140,000,000. On March 31, 2013, there were 39,838,306 shares of the common stock outstanding, excluding 6,766,916 shares held as treasury stock by the Company which are issued, but not outstanding. In addition, 7,052,063 shares of common stock were reserved for issuance in connection with the Company’s various employee benefit and compensation plans. This leaves 23,109,631 shares of common stock available for future use.

The Current Certificate of Incorporation also authorizes the Company to issue 5,000,000 shares of preferred stock. On March 31, 2013, no shares of preferred stock were outstanding. The proposed amendment does not increase the number of shares of preferred stock that the Company is authorized to issue.

Form of the Amendment

If stockholders approve this proposal, the Current Certificate of Incorporation will be amended and restated to increase the number of shares of common stock the Company is authorized to issue from 70,000,000 to 140,000,000. The par value of the common stock will remain at $0.005 per share. The amendment and restatement would amend the first sentence of Article IV, Section 1 of the Current Certificate of Incorporation to read in its entirety as follows:

Section 1. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 145,000,000 shares, consisting of 140,000,000 shares of Common Stock, par value $0.005 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

The remaining text of the Current Certificate of Incorporation will remain unchanged. The 2013 Amended and Restated Certificate of Incorporation of ACI Worldwide, Inc. (the “Proposed Certificate of Incorporation”) effecting the increased number of authorized common shares is attached to this Proxy Statement as Annex B and incorporated herein by this reference.

Purpose of the Amendment

The Board is recommending this increase in authorized shares of common stock primarily to give the Company appropriate flexibility to issue shares for future corporate needs. The shares may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency or under NASDAQ rules. Although there is no present agreement to issue any shares, the newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans or for other corporate purposes. There are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of common stock that would be authorized by the proposed amendment. However, the Board believes that these additional shares will provide the Company with needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

A stockholder vote against the proposed increase in the number of authorized shares of our common stock would have the effect of limiting our use of common stock for the purposes discussed above.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The Company’s stockholders do not have preemptive rights with respect to its common stock. Accordingly, should the Board elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of the Amendment

Although the Board will authorize future issuances of common stock or securities convertible into common stock only when it considers such issuance to be in the best interests of the Company, stockholders should recognize that such issuances could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.

Effectiveness of the Amendment and Vote Required

If adopted by the stockholders, the Proposed Certificate of Incorporation will become effective upon filing with the Delaware Secretary of State. It is currently anticipated that the Proposed Certificate of Incorporation will be filed with the Delaware Secretary of State as soon as practicable following stockholder approval.

Adoption of the proposed amendment requires the approval of a majority of the outstanding shares of common stock entitled to vote. Accordingly, abstentions and broker non-votes will have the legal effect of a vote against this proposal. No dissenters’ rights are available under the General Corporation Law of the State of Delaware or under the Current Certificate of Incorporation or the Company’s Bylaws to any stockholder who dissents from this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2013 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACI WORLDWIDE, INC.

INFORMATION REGARDING SECURITY OWNERSHIP

The following tables set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2013 by (i) each of our directors, (ii) each of our Named Executive Officers (as defined in the “Summary Compensation Table” below), (iii) all of our executive officers and directors as a group, and (iv) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock. The percentages in these tables are based on 39,838,306 outstanding shares of common stock as of March 31, 2013, exclusive of 6,766,916 shares of common stock held as treasury stock by the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of March 31, 2013 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2013 by (i) each of our directors, (ii) each of our Named Executive Officers, and (iii) all of our executive officers and directors as a group. No family relationships exist among our directors and executive officers.

Beneficial Owner(1)	Number of Shares Directly Owned	Number of Shares Subject to Currently Exercisable Options or Which May be Acquired Within 60 Days(2)	Total Shares Beneficially Owned	Percent
Philip G. Heasley	308,260	807,873	1,116,133	2.75%
Craig A. Maki	18,876	235,020	253,896	*
Dennis P. Byrnes	57,163	72,057	129,220	*
David N. Morem	29,051	109,767	138,818	*
Harlan F. Seymour	24,000	68,000	92,000	*
John E. Stokely	2,000	72,000	74,000	*
John D. Curtis	2,000	68,000	70,000	*
Jan H. Suwinski	30,000	50,000	80,000	*
John M. Shay, Jr.	3,000	60,000	63,000	*
Scott W. Behrens	29,749	47,538	77,287	*
James C McGroddy	4,000	40,000	44,000	*
All Directors and Executive Officers as a group (12 persons)(3)	539,087	1,639,303	2,178,390	5.25%

*	Less than 1% of the outstanding shares of our common stock.

(1)	The address for all of our directors and executive officers is the address of the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105.

(2)	Includes shares issuable upon exercise of vested stock options as of 60 days following March 31, 2013 (May 30, 2013).

(3)	Includes 600 shares held in trust by the spouse of an executive officer for which the executive officer disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2013 by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

Kornitzer Capital Management, Inc.(1)	2,090,050	5.25%
5420 West 61st Place, Shawnee Mission, KS 66205
BlackRock, Inc.(2)	3,164,935	7.94%
40 East 52nd Street, New York, NY 10022
Waddell & Reed Investment Management Co.(3)	5,304,851	13.32%
6300 Lamar Avenue, Overland Park, KS 66202
Wells Fargo & Company(4)	2,101,852	5.28%
420 Montgomery Street, San Francisco, CA 94104
Brown Capital Management, LLC(5)	2,641,405	6.63%
1201 N. Calvert Street, Baltimore, MD 21202
The Vanguard Group(6)	2,190,258	5.50%
100 Vanguard Blvd., Malvern, PA 19355

(1)	Based on a Schedule 13G filed with the SEC on January 24, 2013.

(2)	Based on a Schedule 13G filed with the SEC on February 1, 2013.

(3)	Based on a Schedule 13G filed with the SEC on February 7, 2013.

(4)	Based on a Schedule 13G filed with the SEC on February 13, 2013.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2013.

(6)	Based on a Schedule 13G filed with the SEC on February 22, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the common stock. Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the common stock during or with respect to 2012 were filed on time, except that Alfred R. Berkeley III did not timely file a Form 4 for transactions occurring in March 2012, but such Form 4 was subsequently filed.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2012, certain information related to our compensation plans under which shares of our common stock are authorized for issuance:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,783,585	$43.69	3,351,216
Equity compensation plans not approved by security holders	—	$—	—

Total	3,783,585	$43.69	3,351,216

(1)	This number reflects shares reserved for issuance in connection with performance share awards under the 2005 Incentive Plan outstanding as of December 31, 2012 based on the targeted award amounts.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles and decision making process. It discusses the determinations of the Compensation and Leadership Development Committee of our Board of Directors (the “Committee” for purposes of this discussion and analysis) of how and why, in addition to what, compensation actions were taken for the following “Named Executive Officers” during 2012.

Philip G. Heasley	President and Chief Executive Officer
Scott W. Behrens	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Dennis P. Byrnes	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Craig A. Maki	Executive Vice President, Chief Corporate Development Officer and Treasurer
David N. Morem	Executive Vice President, Customer Management

Executive Summary

Business Highlights

In 2012, we achieved several key strategic initiatives which enhance our scale and breadth, and position us for accelerated growth going forward. These achievements include, but are not limited to:

•	The achievement of record sales, revenue and operating income;

•	The acquisition and integration of S1 Corporation, providing us with an enhanced portfolio of products and a greater global presence;

•	The acquisition of Distra Pty Ltd., which enhances our Universal Payment Platform strategy; and

•	Expansion in key Latin American and Asian markets via conversion of distributor operations to direct operations.

Pay-for-Performance Philosophy Leads to Strong 2012 Results

During 2012, we achieved record revenue, bookings and earnings in a competitive environment. These financial accomplishments largely tied to the pay outcomes for our Named Executive Officers.

	Fiscal Year 2012 ($ in millions except per share amounts)	Fiscal Year 2011 ($ in millions except per share amounts)	Percentage Increase
Revenue	$666.6	$465.1	43%
Operating Income	$74.4	$66.2	12%
60-Month Backlog	$2,416	$1,617	49%
Stock Price at year end	$43.69	$28.64	53%

2012 Resulting Pay Outcomes

As a result of our performance and business accomplishments, we rewarded our Named Executive Officers with competitive compensation, particularly through our 2012 annual variable cash incentive compensation program and 2010-2012 LTIP awards. These programs are specifically designed to closely tie the compensation paid to our Named Executive Officers with the performance of the Company. A summary of these compensation elements, the applicable performance metrics, the results we achieved are set forth in the table below.

Compensation Element	Performance Metrics	Results Achieved
2012 MIC	Operating income; sales; and 60-month backlog	Our 2012 results were strong in nearly all these categories, which resulted in an overall 2012 MIC funding level of 107.13% percent. See discussion on page 46.
2010-2012 LTIP	Compound annual growth rate of sales and cumulative operating income	Our 2010-2012 results were strong in the these two categories, which resulted in 200% target payout in shares of common stock in March 2013. See discussion on page 48.

Stockholder Friendly Pay Practices

•	Our equity award and annual variable cash incentive award agreements incorporate forfeiture and recoupment provisions.

•	We have stock ownership guidelines for our directors and executive officers.

•	We grant annual equity awards so our executive officers have unvested awards that could decrease in value if they do not manage the business with a view to the Company’s long-term growth and success.

•

We have a balance of time horizons for our incentive awards, including an annual cash incentive program, three-year performance periods for our performance shares and stock options that vest over a three-year period commencing on the first anniversary of the grant date.

•	With the exception of our Chief Executive Officer, none of our executive officers, including our Named Executive Officers, has an employment agreement with the Company.

•

Over 94% of the votes cast at our 2012 Annual Meeting of Stockholders in the advisory vote on the executive compensation of our Named Executive Officers approved the executive compensation paid to our Named Executive Officers.

•	Our equity plans expressly prohibit re-pricing awards without stockholder approval.

•	Our compensation programs are egalitarian and we have no supplemental retirement benefits and minimal perquisites.

•	The Committee is advised by Pearl Meyer, an independent executive compensation consultant.

Overview

The remainder of the Compensation Discussion and Analysis discussion below is organized as follows:

•	Our Executive Officer Compensation Philosophy. This section contains our compensation philosophy and objectives with respect to our executive officers.

•	How We Determine Executive Compensation. This section contains a discussion of the roles of the parties included in the process of determining executive officer compensation.

•

Elements of Executive Officer Compensation.    This section details each element of the compensation we provide to our executive officers, describes the key features and how each element furthers our compensation philosophy and the relevant decisions made for 2012.

•	Analysis of Named Executive Officer Compensation. This section focuses on the compensation provided to each Named Executive Officer during 2012.

•

Analysis of 2012 Incentive Compensation Programs.    This section contains details of the cash-based and equity-based incentive compensation programs pursuant to which we granted Named Executive Officers awards during 2012.

•	Equity Policies. This section describes our equity policies, including our stock ownership guidelines and our equity award granting policy.

•

Tax and Accounting Implications.    This section explains our practices with respect to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and the deductibility of compensation paid to executive officers as well as our accounting practices for share-based compensation awards under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

•	Agreements with Named Executive Officers. This section contains a description of the material terms of our agreements with our Named Executive Officers.

•	2013 Compensation Update. This section contains a brief description of actions taken during 2012 regarding executive compensation for 2013.

Our Executive Compensation Philosophy

The purpose of our executive compensation program is to:

1.  attract and retain highly qualified executives who provide leadership to the organization necessary to drive superior results;

2.  reward senior executives for achieving measurable goals designed to drive superior company results; and

3.  strengthen the commonality of interest between our stockholders and senior executives.

Underlying the three purposes of executive compensation is our strong belief in a pay-for-performance philosophy. As a result, a significant portion of our executive officer compensation is variable with the level of compensation actually earned by the executive depends on the Company’s performance against specified financial, operational and strategic goals and objectives. As the following chart demonstrates, between 86% and

78% of the total on-target compensation provided to our Named Executive Officers is variable compensation linked directly to the performance of the Company.

We design our executive compensation programs to create incentives that promote a balance of short-term profitability, growth and success and long-term value growth for our stockholders. However, to be successful, we must attract talent globally from the information technology, software development and services and financial payments markets. Accordingly, we strive to design executive compensation programs that are competitive in these industries as well as across a broader spectrum of companies of comparable size and complexity in local and global markets.

We compensate our executive officers with a mix of base salary, variable cash incentives and long-term equity incentives. Base salary is designed to provide a market competitive level of pay for each executive based on the executive’s level within the organization. Variable cash and long-term equity incentives are designed to reward executives for their contributions to the Company’s performance. Executive officer contributions are measured based on achievement of performance targets that correlate to increasing the market success of the business and stockholder value. These performance targets align our executives’ incentives with the long-term and short-term interests of our stockholders. In aggregate, our programs support executive recruitment and retention and reward our executives for short-term operational performance while creating an incentive for future performance.

To implement our pay-for-performance philosophy, we target total cash compensation for executives at the median of relevant market levels for the respective position. For purposes of this discussion and analysis, the median of relevant market levels or “market median” typically means the 50th percentile of our current peer group and “competitive market data” or “comparative market data” refer to market data regarding our peer group. We generally target base salary levels for our executive officers slightly below market median levels with annual short-term variable cash incentive opportunities tied to specific and measurable performance goals that are important to the Company’s success and targeted to pay out slightly above market median levels when performance goals are achieved or exceeded. This strategy results in placing a greater level of total cash compensation at risk than is typical in the market since salaries are conservatively targeted as compared to prevailing market norms.

With respect to equity incentives, we strive to grant our executive officers long-term equity incentive opportunities with a targeted grant-date value equal to the 65th percentile of the competitive market data for each position. The use of the 65th percentile of competitive market data for on-target long-term incentive awards demonstrates our belief that executive compensation should emphasize performance-based metrics linked to long-term value creation and stockholder alignment. By setting the target long-term incentive award above the competitive market median, we believe we provide executives greater incentive to drive company results that increase long-term stockholder value. Actual award value granted may vary based upon the degree of direct responsibility the executive officer has for corporate results, as well as managing overall dilution and plan expenses. As a result of our pay–for-performance philosophy, base salary typically comprises a smaller percentage of the total compensation of our executive officers as compared with our peer group.

How We Determine Executive Compensation

Role of Compensation Committee

The Committee operates pursuant to a charter (the “Compensation Committee Charter”) approved and adopted by our Board. A copy of the Compensation Committee Charter is available on our website at www.aciworldwide.com in the Who We Are — Investor Relations — Corporate Governance section. During 2012, Messrs. Seymour, Shay and Suwinski served as members of the Committee. At all times during 2012, each of the directors that served on the Committee was “independent” as defined in Rule 5605(a)(2) of the NASDAQ listing standards.

The Committee approves base salary and incentive compensation for, and addresses other compensation matters with respect to, our executive officers, including our Named Executive Officers. The Committee grants all stock options and other equity awards to all employees, including our executive officers, based on management recommendations; provided, however, grants and awards to our CEO are based on recommendations from the Committee’s independent compensation consultant and the Board’s evaluation of the CEO’s performance. The full Board retains the authority to grant equity awards to non-employee directors, taking into consideration the recommendations of the Corporate Governance Committee.

In determining our executive officers’ compensation, the Committee primarily considers the following:

•	Company performance, individual performance and relative stockholder return;

•	the value of similar incentive awards to officers at comparable companies;

•

the result of the stockholder advisory vote on executive compensation (the executive compensation paid to our Named Executive Officers was approved, on an advisory basis, by over 94% of the votes cast at our 2012 Annual Meeting of Stockholders);

•	the equity and long-term incentive awards given to the officers in prior years; and

•	the value of any change-in-control severance or other severance arrangements.

In determining our CEO’s compensation, the Committee specifically considers the Board’s evaluation of the CEO’s performance.

The Committee is also responsible for the periodic review and evaluation of (i) the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our goals and objectives; (ii) existing equity-related plans and the adoption of any new equity-related plans, including a review and evaluation of our policies and practices relating to grants of equity-based compensation; and (iii) our employee benefits and, if applicable, perquisite programs and approval of any significant changes therein. The Committee also monitors the results of the annual stockholder advisory vote on executive compensation and factors it into the compensation plan. In accordance with the Compensation Committee Charter, the Committee also reviews and evaluates the performance of, and succession planning for, executive officers other than our CEO, and provides general oversight over leadership development process and strategies for executive officers.

Role of Our CEO and Executive Management

Executive management, acting primarily though our CEO, recommends to the Committee the compensation packages for all newly-hired executive officers. In addition, our CEO annually evaluates the performance of each executive officer and, based on that review, may recommend changes in the executive officer’s compensation to the Committee. This review includes a performance appraisal that takes into consideration various factors, including, without limitation, the following:

•	the executive’s contribution to the Company’s mission and objectives;

•	the ability of the executive to drive results for the Company;

•	the executive’s understanding of the Company’s business and his/her organizational savvy;

•	the ability of the executive to make complex decisions and his/her strategic abilities;

•	the executive’s ability to manage work process; and

•	the executive’s ability to manage diversity and ethics.

The CEO’s review also includes a determination of each executive’s leadership attributes along with an objective review of the executive’s profit and loss management and other key accomplishments during the review period. Our Company is an evolving company, and executives’ roles and scope of work, and the size and geographical diversity of the groups they manage are subject to change. As an executive’s role changes, our CEO may recommend changes to the executive’s compensation to the Committee.

The CEO’s compensation recommendations may include changes in base salary and the annual on-target variable cash incentive awards under our Management Incentive Compensation (“MIC”) program, additional equity grants, modifications to standard vesting schedules that are deemed to be in the best interest of the Company, and changes to future MIC plan performance metrics or targets to reflect changes in the scope or focus of an executive’s position. In making such recommendations, our CEO is typically provided with competitive market compensation data from our independent compensation consultant and recommendations related to individual executive performance from our human resources department. Our internal human resources department typically provides an analysis of comparative survey data obtained from third party resources when data for the selected position becomes available. All compensation changes for executive officers must be reviewed and approved by the Committee.

Management annually recommends to the Committee performance metrics for our MIC program. The performance targets associated with the selected performance metrics are tied directly to the annual operating plan. The MIC plans and the performance metrics and associated targets for executive officers are then reviewed, discussed with, and approved by the Committee.

Role of External Consultants

Pearl Meyer served as the Committee’s independent compensation consultant in connection with establishing the 2012 executive compensation.

The Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Pearl Meyer in 2013, and determined that Pearl Meyer’s work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act and associated SEC and NASDAQ standards. In making this determination, the Committee reviewed information provided by Pearl Meyer on the following factors:

•	any other services provided to the Company by Pearl Meyer;

•	fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue;

•	policies or procedures maintained by Pearl Meyer to prevent a conflict of interest;

•	any business or personal relationship between the individual Pearl Meyer consultants assigned to the Company and any Committee member;

•	any business or personal relationship between the individual Pearl Meyer consultants assigned to the Company, or Pearl Meyer itself, and our executive officers; and

•	any Company stock owned by the individual Pearl Meyer consultants assigned to the Company.

In particular, the Committee noted that Pearl Meyer did not provide any services to the Company or its management other than service to the Committee, and its services were limited to executive compensation consulting. Specifically Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The Committee will continue to monitor the independence of its compensation consultant on a periodic basis.

Pearl Meyer’s role in 2013 included:

•	assisting the Committee with the review of the peer comparison group of companies;

•	conducting a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position;

•	reviewing the annual variable cash incentive program and the long-term equity incentive compensation program;

•	consulting regarding our independent director compensation program; and

•	conducting a benchmarking analysis of compensation against the peer group of companies for the Committee’s review.

In connection with its performance of these activities, Pearl Meyer met with the Committee both with and without management present. From time to time, Pearl Meyer also conducted surveys and analyses to assist the Committee in its analysis and decision-making process related to executive compensation. Pearl Meyer did not provide any services beyond executive compensation consulting services during 2012.

Effect of 2012 Advisory Vote on Compensation

The Committee will continue to take into account the outcome of the stockholder advisory vote on our executive compensation when considering future executive compensation arrangements. In light of the strong stockholder support of our executive compensation at our 2012 Annual Meeting of Stockholders and the continued alignment of our compensation program with the Company’s strategic goals, we have maintained the changes implemented in 2012 for 2013.

Market Referencing — The 2012 Peer Group

Each year we identify a peer group of businesses for the purpose of benchmarking our executive compensation pay and practices. Since 2007, the Committee has engaged in periodic reviews of the Company’s peer group in consultation with its independent compensation consultants.

After retaining Pearl Meyer as its independent compensation consultant in July 2010 and in anticipation of the establishment of 2011 executive compensation, which was established in December 2010, during 2010, the Committee requested that Pearl Meyer conduct a comprehensive review and analysis of the peer group used for executive compensation purposes, namely, to provide a market perspective for evaluating executive and non-employee director compensation, reviewing practices and trends as they relate to executive compensation programs and examining pay and performance relationships. Based on its review, Pearl Meyer recommended revisions to the peer group for use in connection with establishing 2011 executive compensation which was reviewed and approved by the Committee. The peer group used to compare the levels and elements of compensation provided to our executive officers in 2012 was the same peer group as 2011 and is listed below.

Advent Software, Inc.	Euronet Worldwide, Inc.
Ariba Inc.	Fair Isaac Corp.
Blackbaud Inc.	Henry (Jack) & Associates
Bottomline Technologies Inc.	JDA Software Group Inc.
Concur Technologies Inc.	S1 Corporation
CSG Systems International Inc.	VeriFone Systems, Inc.

In addition, due to our expected acquisition of S1 Corporation, a reference peer group was developed by Pearl Meyer. The reference peer group more closely reflects the operating size of a combined ACI Worldwide and S1 Corporation. The companies in this reference peer group are:

Ariba Inc.	JDA Software Group Inc
Blackbaud Inc	Micros Systems Inc.
CSG Systems International Inc.	Progress Software Corp
Euronet Worldwide Inc.	Quest Software Inc.
Fair Isaac Corp	Solera Holdings Inc.
Henry (Jack) & Associates	Tibco Software Inc.
Informatica Corp.	Verifone Systems Inc.

Compensation data from the reference peer group was considered by the Committee in making its 2012 compensation decisions in addition to the 2011 peer group, Company performance, and individual performance and contributions.

The criteria for selecting companies for our 2012 peer group included U.S. publicly-traded companies in the software or information technology services industries of an appropriate similarity of size, based on revenue or market capitalization as well as companies that have a similar focus in terms of products or customer which would likely compete against the Company for financial capital and employees. Among other considerations, Pearl Meyer developed the reference peer group taking into consideration the expected close of the acquisition of S1 Corporation. This peer group more closely reflects the operating size of a combined ACI Worldwide and S1 Corporation.

Elements of Executive Compensation

Our executive compensation programs are comprised of the following principal elements, each of which is described in more detail below:

Element of Compensation	Purpose	Pay–for-Performance Considerations	Target Positioning

Cash and Short-Term Variable Cash Compensation:

Base Salary	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Adjustments to base salary consider the individual’s overall performance, contribution to the business and internal and external comparisons	We target base salary for our executive officers slightly below market median levels (50th percentile of peer group companies)

Executive Management Incentive Compensation Program	Encourages and rewards achievement of annual financial, operational and strategic performance goals	The potential amount
received by an
executive officer
varies to the degree we
achieve our annual
financial, operational
or strategic
performance goals and
the extent to which the
executive officer
contributes to the
achievement	We target annual short-
term variable cash
incentive compensation
to pay out slightly above
market median levels
(50th percentile of peer
group companies) when
performance goals are
achieved so that when
combined with base
salary each executive
officer’s total cash
compensation is at
market median level

Long-Term Incentive Compensation:

Performance Shares and Stock Options	Encourages executive officers to focus on the long-term performance of the Company, links an executive officer’s incentives to our stockholders’ interests in increasing our stockholder value, encourages significant ownership of our common stock and promotes long-term retention of our executives officers	Performance Shares: The
number of performance
shares earned by an
executive officer, if any,
is based on the
Company’s performance
over a three-year
performance period
against specified
financial, operational or
strategic performance
goals

Stock Options: The
potential appreciation in
our stock price above the
exercise price for stock
options motivates our
executives to build
stockholder value as the
executive officer only
realizes value from the
stock option if the stock
price appreciates

We grant long-term incentive awards with targeted grant date value equal to the long-term incentives for the 65th percentile of comparative market data

Other Elements:

Deferred Compensation Benefits	Allows executive officers and other senior managers of the Company to defer compensation on a more tax-efficient basis by deferring employee contributions of base salary or annual variable cash incentive compensation	Not applicable	We strive to provide market competitive benefits consistent with benefits provided at other companies with whom we compete for talent

Health, Retirement and Other Benefits	Provides broad-based market competitive employee benefits program such as participation in benefit plans generally available to our employees, including, employee stock purchase plan, 401(k) retirement plan, life, health and dental insurance and short-term and long-term disability plans	Not applicable	Our goal is to provide health, retirement and other benefits at a reasonable costs consistent with health, retirement and other benefits provided at other companies with whom we compete for talent

Change- in-Control Benefits	Preserves productivity, avoids disruption and prevents attrition during a period when we may be involved in a change-in-control transaction and motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment	Not applicable	We strive to provide market competitive post- termination benefits consistent with the post- termination benefits provided at other companies with whom we compete for talent

Cash and Short-Term Variable Cash Compensation

Our compensation philosophy provides that the total on-target cash compensation of our executives should generally be at the market median (50th percentile of our current peer group). However, based on our pay-for- performance approach, we believe that annual variable cash incentive compensation tied directly to annual financial, operational and strategic performance goals should comprise a greater percentage of each executive’s total cash compensation. As a result, we generally set base salaries for our executive officers slightly below the market median with annual on-target variable cash incentive compensation set slightly above the market median.

Base Salary.    We generally target base salary levels for our executive officers slightly below market median levels. Each executive officer’s base salary, except our Chief Executive Officer’s (“CEO”), is based on the recommendation of our CEO to the Committee. These recommendations consider competitive market data assessments prepared by our independent compensation consultant. Other business factors used by the CEO in formulating base salary recommendations include the Company’s operating budget, a desire to phase in compensation changes over more than one fiscal year, relative levels of cash incentive and long-term equity compensation, the performance of a particular executive officer’s business unit in relation to established strategic plans, long-term potential of the executive officer to contribute to our financial position, retention concerns, if any, for individual executives, the overall operating performance of the Company, and the assessment of the executive’s performance in the executive’s annual performance appraisal. Based on data from the peer group, base salaries for our Named Executive Officer.

Mr. Heasley’s compensation and the terms of his employment are set forth in his employment agreement, as amended and restated, which agreement is discussed in further detail below in the section entitled “CEO Employment Agreement”. The Committee reviews Mr. Heasley’s compensation, including his base salary and on-target incentive compensation, and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers’ compensation. The Committee considers competitive market data provided by our independent compensation consultant, the performance of the Company and progress on operational and strategic goals in this review. Information regarding the results of the 2012 review of Mr. Heasley’s compensation along with details regarding the compensation for our Named Executive Officers during 2012 is set forth below under “Analysis of 2012 Named Executive Officer Compensation” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Variable Cash Incentive Compensation.    We generally establish annual on-target variable cash incentive compensation for our executive officers to pay out slightly above market median levels when the performance goals are achieved so that when combined with the executive officer’s base salary, total on-target cash compensation for each executive officer falls within the market median.

Our variable cash incentive program is known as our Management Incentive Compensation (“MIC”) program. Our MIC program is generally available to employees at or above the director level (e.g. one level below a vice president) and provides variable cash awards for business and individual performance during a 12-month performance period. The MIC program is designed to encourage an individual’s contribution to, and reward an individual for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the individual.

In January 2008, the Committee adopted the Executive Management Incentive Compensation Plan (the “Executive MIC Plan”), which was approved by our stockholders on June 10, 2008. The Executive MIC Plan is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee believes that it is in the best interests of the Company and its stockholders to ensure that bonuses to be paid to executive officers are deductible by the Company for federal income tax purposes. All MIC awards granted in 2012 to our executive officers, including our Named Executive Officers, were granted pursuant to the Executive MIC Plan.

Our CEO recommends annual on-target MIC awards for each executive officer, excluding himself, to the Committee. The CEO’s recommendations take into account competitive market data provided by our independent compensation consultant and general market data and compensation surveys provided by internal compensation resources within our human resources department.

Our MIC program provides for payments ranging from 0% of the applicable bonus opportunity, if the threshold performance levels are not attained, to 200% of the applicable bonus opportunity, if all performance is at or above the levels established to qualify for maximum payouts. Payments for performance between the threshold and maximum levels are interpolated based on the level of performance achieved.

Individualized MIC performance metrics and objectives are established for our executive officers as part of the Board’s review of its strategic plan and establishment of its annual operating budget. Performance metrics and related targets for our executive officers may include a mix of core Company-level financial metrics and business unit financial metrics that may be tailored to include important operational factors under the executive officer’s control. The performance metrics for our executive officers are all performance metrics set forth in the Executive MIC Plan approved by our stockholders. The Committee approves the performance metrics and objectives for each executive officer and our CEO.

The individual award agreements with each participant in the MIC program, including our Named Executive Officers, grant the Company the right to require a participant to forfeit his or her right to payment or to reimburse the Company for any payments previously paid, along with any other action the Company deems necessary or appropriate, in the event it is determined that the individual participant engaged in misconduct in the course of his or her employment.

Under the MIC program, in order to be entitled to any payment under the MIC program, the participant, including our Named Executive Officers, must be an employee of the Company on the date of payment, except to the extent otherwise provided by the Company. If the participant’s employment with the Company terminates for any reason prior to the payment date, the participant is not eligible for a MIC bonus under the respective MIC program, and he or she forfeits all rights to such payment except to the extent otherwise provided by the Company.

The Committee retains the right at any time to: (i) amend or terminate an individual executive’s MIC plan, in whole or in part, (ii) revoke any eligible executive’s right to participate in the MIC program, and (iii) make adjustments to targets.

Information about the MIC awards earned by our Named Executive Officers during 2012 is set forth below under “Analysis of 2012 Incentive Compensation Programs” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Long-Term Incentive Compensation

Our long-term incentive program (“LTIP”) provides for the grant of equity awards and is available to a small group of senior management employees, including executive officers, whose responsibilities and decisions directly impact long-term business results. In each case, an executive officer’s LTIP award is consistent with other executives within the Company at a similar level. Including equity awards in the compensation package of our executive officers is beneficial in aligning management and stockholder interests, and consequently increasing stockholder value because the value of equity awards is directly tied to the value of our stock, providing award recipients with incentives to increase the value of our stock. While our CEO may recommend grants of equity awards for executive officers, the Committee must approve all equity-based awards granted to all of our employees, including our executive officers.

The form of equity awards is reviewed by the Committee each year in consideration of data provided by its independent compensation consultant combined with a review of the Company’s performance and business goals and consideration of global and domestic economic conditions. The combination of equity award grants to an executive officer is considered in the analysis of the executive officer’s overall compensation package based on market competitiveness and a review of the executive officer’s ability to contribute to increases in stockholder value. The Committee also takes into consideration the expense to the Company associated with equity awards. Generally, the Committee targets LTIP equity award opportunities at a grant-date value equal to the 65th percentile of competitive market data. The use of the 65th percentile of competitive market data for on-target long-term incentive awards demonstrates our belief that executive compensation should emphasize performance-based metrics linked to long-term value creation and stockholder alignment. By setting the target long-term incentive award above the competitive market median, we believe we provide executives greater incentive to drive company results that increase long-term stockholder value.

During 2012, the only equity incentive plan we had pursuant to which we granted equity awards, including our 2012 LTIP equity awards, was the 2005 Incentive Plan. A copy of the amended 2005 Incentive Plan was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 19, 2012.

The 2005 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, performance awards and other awards to eligible employees or non-employee directors of the Company. The maximum number of shares of our common stock that may be issued or transferred in connection with awards granted under the 2005 Incentive Plan is the sum of (1) 7,750,000 shares and (2) any shares represented by outstanding options that had been granted under designated terminated stock option plans that are subsequently forfeited, expire or are canceled without delivery of our common stock. As of December 31, 2012, we had 3,065,256 shares available for grant under the 2005 Incentive Plan based on the assumptions included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report.

In addition to annual grants under LTIP, in order to attract executive talent, we may grant stock options or other equity awards to new executives at the time of hire. Market practice and conditions, internal equity and the qualifications of the candidate are all factors considered by management and the Committee when determining whether to grant stock options or other equity awards to a new executive. New hire grants are typically granted by the Committee at the next regularly scheduled meeting after hire. On rare occasions, additional or special grants of stock options may be made to executives to recognize an increase in responsibility or when market conditions and competitive market data indicate that an executive’s compensation is not competitive. Special option grants are subject to Committee review and approval, which typically occurs during the next scheduled Committee meeting. Stock options that are not granted as part of LTIP generally vest over a four-year period; however, the Committee may adjust the vesting schedule to incorporate specific performance elements or to support continued retention. During 2012, the Committee did not grant any special option awards to any Named Executive Officer.

Information about the LTIP equity awards granted to our Named Executive Officers during 2012 is set forth below under “Analysis of 2012 Incentive Compensation Programs” section below.

Other Elements of Compensation

Employee Stock Purchase Plan.    We maintain an employee stock purchase plan that is available to substantially all employees, including our Named Executive Officers. This plan has been approved by our stockholders. Under the plan, participating employees may contribute up to 10% of their base salary (subject to certain IRS limits) to purchase shares of our common stock at the end of each participation period. The participation periods are three-month periods running from February through April, May through July, August through October and November through January each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the participation period.

Retirement Benefits.    We maintain a tax-qualified 401(k) retirement plan that provides for broad-based employee participation. Beginning on the first anniversary of an employee’s date of hire, we match the employee’s contributions up to 4% of the employee’s base salary with an annual match limit of $4,000 for each employee. All employer and employee contributions are 100% vested immediately. Our Named Executive Officers are eligible to participate in the 401(k) retirement plan.

Non-Qualified Deferred Compensation Benefits.    In September 2010, the Committee established the Deferred Compensation Plan which is a non-qualified deferred compensation plan in which a select group of management and highly compensated employees, including our Named Executive Officers, may elect to participate. Eligible participants may elect to defer either base salary or incentive compensation received under the MIC program. Deferral amounts are credited to a bookkeeping account maintained by the Company with hypothetical gains or losses attributable to the earnings indices selected by the employee. The Committee designates the earnings indices available to all participants; provided, however, under no circumstances shall the value of the Company’s stock be used as an earnings index. The Committee selected the following four earnings indices: S&P 500, the Russell 2000, the Barclay’s Bond Index and a fixed rate of return equivalent to the prime rate. The earnings indices are to be used for measurement purposes only and amounts deferred under the Deferred Compensation Plan will not represent any actual investment made on the participant’s behalf by the Company. It is intended that this Deferred Compensation Plan will conform with the requirements of Internal Revenue Code Section 409A and regulations pursuant thereto. Additional information on the Deferred Compensation Plan can be found under the heading “Deferred Compensation Plan” in the “Executive Compensation” section below.

Insurance and Disability Benefits.    We provide our Named Executive Officers with basic life, health, dental and disability coverage benefits. These benefits are the same as those provided to other employees within the organization.

Perquisites.    The Company generally does not provide additional or special executive-only benefits that are not part of our standard compensation practices for a particular geographic location or used to address special circumstances such as relocations.

Severance Benefits.    Except for the employment agreement with Mr. Heasley described in detail below in the section entitled “Employment Agreements with Named Executive Officers,” we do not have employment or severance agreements with our Named Executive Officers and their employment may be terminated at any time.

Change-in-Control Severance Benefits.    All of our Named Executive Officers are entitled to certain severance benefits under the terms of a Change-in-Control Employment Agreement (“CIC Agreement”). The change-in-control benefits provided in the CIC Agreements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change-in-control transaction. The change-in-control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. A description of the current CIC Agreements can be found below under the heading “Potential Payments Upon Termination or Change-in-Control – Change-In-Control Employment Agreements”.

Analysis of 2012 Named Executive Officer Compensation

In connection with establishing the 2012 compensation for our CEO and executive officers, the Committee engaged Pearl Meyer to conduct a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position (the “Competitive Analysis”). In the Competitive Analysis, Pearl Meyer provided compensation data on the CEOs of our peer group companies for the Committee’s consideration as well as compensation data on the other executive officer positions and general industry compensation survey data. The Competitive Analysis contains information related to the median levels (50th percentile) of our peer group or “market median” levels. The Committee reviewed the Competitive Analysis to ensure that the compensation programs for our key senior managers, including our Named Executive Officers, are consistent with our compensation philosophy and remain within broadly competitive norms.

In addition to reviewing competitive market data, the Committee also believes that individual compensation should reflect an executive officer’s position and value to our organization considering individual contribution to business results, knowledge and skills, and market value and that individual compensation should also take into consideration long-term potential of the executive officer to contribute to our financial position and retention concerns, if any, for individual executives.

In accordance with our compensation philosophy, we set the base salary for each of our Named Executive Officers for 2012 slightly below the median of our peer group and established annual on-target MIC awards targeted to pay out slightly above market median levels when the performance targets are achieved. Any modifications made to a Named Executive Officer’s base salary or annual on-target MIC award during 2012, as described below, were made in order to adjust the respective executive’s total cash compensation to fall within the competitive norms contained within the Competitive Analysis or to reflect individual contributions of the executive to the Company or increased responsibilities assumed by the executive. Set forth below is a summary of the decisions related to 2012 executive compensation for each of our Named Executive Officers made during 2012. Additional information regarding decisions made related to the 2013 executive compensation for our Named Executive Officers is set forth in the “2013 Compensation Update” section below.

Philip G. Heasley, President and CEO

The Committee reviews our CEO’s compensation and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers’ compensation. Based on a review of the Competitive Analysis, Mr. Heasley received an increase to his base salary and his annual on-target MIC award. Mr. Heasley’s base salary and on-target MIC award both increased from $575,000 to $600,000 during 2012.

On December 8, 2011, as part of the 2012 LTIP, Mr. Heasley received a grant of 42,974 performance shares and 53,718 stock options.

We believe that our application of a pay-for-performance philosophy is consistent with current market practices that tend to award a higher proportion of equity compensation to officers in the CEO position. Moreover, we believe that Mr. Heasley’s compensation level should be more strongly tied to increases in stockholder value than our other Named Executive Officers because the Committee believes that the CEO’s position and performance has a more significant impact on the Company’s performance and stock price. Accordingly, the aggregate grant date fair value of Mr. Heasley’s equity awards is currently approximately 3.5 times greater than the average LTIP grant value of our other Named Executive Officers while his base salary is only two times greater than the average base salary of our other Named Executive Officers.

Scott. W. Behrens, Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Scott W. Behrens joined the Company in June 2007 as our Corporate Controller. In October 2007, the Board appointed him to serve as our Chief Accounting Officer. The Board designated Mr. Behrens as “principal financial officer” for purposes of SEC filings in March 2009 and then appointed him to serve as our Chief Financial Officer in December 2009. Mr. Behrens ceased serving as our Corporate Controller in December 2010. Mr. Behrens was appointed an Executive Vice President in March 2011. In connection with the functional progression of Mr. Behrens’ position to include the enhanced responsibilities of the Chief Financial Officer position, we determined that it was in the best interest of the Company to make adjustments to Mr. Behrens’ compensation over several years consistent with this progression in order to conform to the competitive market for the Chief Financial Officer position.

As a result of this functional progression approach to making Mr. Behrens’ compensation market competitive, Mr. Behrens’ base salary increased from $282,350 to $297,143, a 5.24% increase, and his annual on-target MIC award increased from $197,645 to $222,857, a 12.8% increase. Mr. Behrens’ on-target MIC award represents 75% of his base salary which was increased from 70% of his base salary to conform to competitive market data related to annual cash incentive compensation as a percentage of his positions’ base salary.

On December 8, 2011, as part of the 2012 LTIP, Mr. Behrens received a grant of 16,040 performance shares and 20,050 stock options.

Dennis P. Byrnes, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Mr. Byrnes has served as our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since March 2011. Mr. Byrnes joined the Company in June 2003 as Senior Vice President, General Counsel and Secretary. Beginning in 2008, Mr. Byrnes has been responsible for the Company’s global human resources and global corporate services functions. Mr. Byrnes became the Chief Administrative Officer in 2009. Since that time, he has assumed responsibility for the corporate tools and infrastructure, strategic planning and marketing, and information technology groups. Based on a review of the Competitive Analysis, Mr. Byrnes did not receive a base salary or annual on-target MIC award increase in 2012 and therefore, his base salary and annual on-target MIC award remained $275,000 and $220,000, respectively. Mr. Byrnes’ annual on-target MIC award represents 80% of his base salary which conforms to competitive market data related to annual cash incentive compensation as a percentage of his positions’ base salary.

On December 8, 2011, as part of the 2012 LTIP, Mr. Byrnes received a grant of 16,040 performance shares and 20,050 stock options.

Craig A. Maki, Senior Vice President, Chief Corporate Development Officer and Treasurer

Mr. Maki has served as our Executive Vice President, Chief Development Officer and Treasurer since March 2013. Mr. Maki joined us as our Senior Vice President and Chief Corporate Development Officer in June 2006. In January 2008, the Board appointed Mr. Maki to also serve as the Company’s Treasurer. Mr. Maki did not receive an increase to his base salary or annual on-target MIC award; therefore, his base salary of $275,000 and annual on-target MIC award of $220,000 remained the same during 2012. Mr. Maki’s annual on-target MIC award represents 80% of his base salary which conforms to competitive market data related to annual cash incentive compensation as a percentage of his positions’ base salary.

On December 8, 2011, as part of the 2012 LTIP, Mr. Maki received a grant of 9,207 performance shares and 11,509 stock options.

David N. Morem, Executive Vice President, Customer Management

Mr. Morem joined the Company in August 2005 and has served as our Executive Vice President, Customer Management since January 2013. From March 2011 to January 2013, Mr. Morem served as Executive Vice President, Global Business Operations. From January 2009 to March 2011, Mr. Morem served as Senior Vice President, Global Business Operations. Mr. Morem did not receive an increase to his base salary; therefore, his base salary of $260,000 remained the same in 2012. Mr. Morem’s annual on-target MIC award increased from $156,000 to $208,000 a 33.34% increase in light of the new responsibilities he assumed in March 2011. Mr. Morem’s annual on-target MIC award represents 80% of his base salary and conforms to competitive market data related to annual cash incentive compensation as a percentage of his position’s base salary.

On December 8, 2011, as part of the 2012 LTIP, Mr. Morem received a grant of 16,040 performance shares and 20,050 stock options.

Analysis of 2012 Incentive Compensation Programs

2012 Executive MIC

The 2012 MIC program ran from January 1, 2012 through December 31, 2012. All MIC awards granted to our executive officers, including our Named Executive Officers, in 2012 were granted pursuant to the Executive MIC Plan (the “2012 Executive MIC”). Under the 2012 Executive MIC, executive officers were eligible to receive annual bonus awards based on combinations of performance metrics which fall into one of two classes: (1) “Core Company Financial Metrics” consisting of operating income, sales and 60-month backlog, and (2) business unit performance metrics. The objective of the 2012 Executive MIC was to encourage executives to contribute toward the attainment of the Company’s consolidated financial and performance goals for fiscal year 2012.

The 2012 MIC program incorporated a funding mechanism related to the funding of the incentive pool available for payout of MIC bonuses under the 2012 MIC, including the 2012 Executive MIC (the “Funded Incentive Pool”). Only the Core Company Financial Metrics were used to determine the Funded Incentive Pool. The total Funded Incentive Pool available for payout was calculated by determining the individual Core Company Financial Metric attainment percentage set forth in the table below and multiplying the attainment percentage by the respective weighting percentage set forth in the table below.

Core Company Financial Metric	Metric Weighting	Target Attainment Percentage	MIC Bonus Payout Percentage
Operating Income	75%	90% Attainment	40%
		Target Attainment	100%
		118% Attainment	200%
Sales	15%	90% Attainment	40%
		Target Attainment	100%
		114% Attainment	200%
60-Month Backlog	10%	98% Attainment	40%
		Target Attainment	100%
		103% Attainment	200%

The incorporation of the Funded Incentive Pool in the 2012 MIC program provided a common set of performance metrics to fund the MIC program for all participants. By establishing a Funded Incentive Pool tied to three key financial metrics, all executive officers and members of the senior management team focused on achieving results in operating income, sales and 60- month backlog.

Bonus payouts under the 2012 MIC program, including, the 2012 Executive MIC, could have been more or less than the target 100% bonus opportunity (up to a maximum of 200%) depending on the level of attainment against each performance metric target. However, the total MIC bonus paid to our Named Executive Officers could not exceed the Funded Incentive Pool percentage.

The performance metrics, relative metric weight and actual attainment for the annual bonus opportunities under the 2012 Executive MIC based on the Core Company Financial Metrics are set forth in the table below.

2012 Executive MIC January 1, 2012 – December 31, 2012
Core Company Financial Metric	Metric Weight	Performance Target (% in millions)	Actual Attainment ($ in millions)	Attainment Percentage	Payout Percentage	Weighted Payout Percentage
Operating Income(1)	75%	$98,351	$106,008	107.78%	125.35%	125.35%
Sales(2)	15%	$766,106	$722,518	94.31%	87.42%	87.42%
60-Month Backlog	10%	$2,463,106	$2,399,478	97.42%	0.00%	0.00%
TOTAL PAYOUT						107.13%
(1)	Operating Income objectives and actual results excluded foreign exchange expenses and certain one-time expenses.

(2)	Sales objectives and actual results excluded CFIN Sales of approximately $43.6 million.

For 2012, the Committee did not make payout adjustments for any Named Executive Officers based on the Named Executive Officer’s business unit or personal performance. The table below sets forth the individual payments and payout percentages earned by our Named Executive Officers during 2012.

Name of Executive	2012 Executive MIC
	Payout Amount ($)	Payout Percentage (%)
Philip G. Heasley	642,780	107.13
Scott W. Behrens	238,747	107.13
Dennis P. Byrnes	235,700	107.13
Craig A. Maki	235,686	107.13
David N. Morem	222,830	107.13

While performance metric targets are established at levels intended to be achievable for the executive, a maximum payout is challenging and requires very high levels of both individual and Company performance. Despite the Company’s strong financial performance during 2012, the payout percentage under the 2012 Executive MIC did not reach the maximum payout percentage. In accordance with our compensation philosophy related to annual short-term variable cash incentives, the 2012 Executive MIC incorporated performance metrics important to the Company’s success with annual on-target MIC awards targeted to pay out at or above market median levels when performance goals are achieved or exceeded.

2012 LTIP

The 2012 LTIP was comprised of a combination of stock options and performance shares. Under the 2012 LTIP, the Committee granted 1.25 stock options for each performance share granted with each combined award unit having a targeted value equal to the 65th percentile of competitive market data. The Committee believes that the combination of stock option and performance share awards reinforces the objectives of making long-term incentives (i) variable so that the level of variable compensation actually earned by the executive depends on the Company’s performance against specified financial, operational and strategic goals, and (ii) directly tied to increasing stockholder value. Stock options provide a critical and direct link between executives and stockholders given that all value earned through stock options is dependent on an increase in the value of the stock price; whereas, performance shares provide an opportunity to reward executives for both stock price growth and achievement of financial performance goals.

LTIP Performance Shares.    Performance shares provide a competitive performance-based substitute to traditional equity awards while linking executive management incentives to stockholder interests. We design the performance shares compensation program and the applicable performance metrics to focus executives on a clear set of objectives over a specified performance period which is typically three years but must be at least one year. The performance metrics and the relative weight of each metric are developed for each plan cycle and approved by the Committee. The award agreements provide for no payout if a threshold level of performance is not obtained, a below market level payout if a threshold level of performance is achieved, a market level payout if targets are achieved, and above-market payout if targets are clearly exceeded.

Performance shares granted as part of the 2012 LTIP have a three-year performance period which runs from January 1, 2012 through December 31, 2014 (the “Performance Period”). Performance shares granted to participants, including our Named Executive Officers, as part of the 2012 LTIP are earned, if at all, based upon the achievement, over the Performance Period, of performance goals relating to the following: (a) compound annual growth rate over the Performance Period in the sales for the Company and its subsidiaries as determined by the Company, and (b) the cumulative operating income over the Performance Period for the Company and its subsidiaries as determined by the Company.

Receipt of performance shares granted as part of the 2012 LTIP is not guaranteed, and the grantees, including our Named Executive Officers, will earn the awards only if both performance goals exceed a threshold performance level. If the Company achieves the threshold performance level for both performance goals, then grantees will earn performance shares based on a performance matrix that provides 50% of the awarded performance shares are earned for threshold performance, 100% of the awarded performance shares are earned for target performance and 200% of performance shares are earned for performance at or above the maximum performance. Payments for performance between the threshold and maximum levels are interpolated based on the level of performance achieved.

The Committee elected a three-year performance period in order to focus the efforts of our executive officers on the long-term growth and success of the Company which will ultimately benefit our stockholders by increasing our stockholder value. The Committee set performance goal targets at levels intended to be challenging but achievable and to ensure that a maximum payout of performance shares requires very high levels of both individual and Company performance.

In accordance with applicable accounting standards, expense related to performance share awards is accrued if the attainment of performance indicators is probable as determined by management. The expense is recognized over the applicable Performance Period. Each quarter management evaluates the probability that the target performance goals will be achieved, if at all, and the anticipated level of attainment.

LTIP Stock Options.    The Committee included time-vested stock options in the 2012 LTIP to reward long- term Company performance, link an executive’s incentives to the stockholders’ interests in increasing stockholder value and to provide executives with incentives to stay with the Company. Stock options granted as part of 2012 LTIP vest in equal annual installments over a three-year period and have a 10-year term. In accordance with the Company’s equity award granting policy, the exercise price of all stock options equals the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

Equity Policies

Stock Ownership Guidelines

Our executive officers have stock ownership guidelines designed to link the interests of executive management with that of our stockholders. These guidelines provide that our executive officers, including our Named Executive Officers, should have specific equity positions in the Company which vary by position. Under the guidelines, our CEO is expected to own shares with a value equal to five times his base salary. The remaining executive officers, including our Named Executive Officers, are expected to own shares with a value equal to three times their base salary. Shares used to calculate compliance with the ownership guidelines include direct share purchases, shares acquired through any employee benefit plan, as well as vested shares of restricted stock and the vested in-the-money portion of any stock options held by the executive officer. As of December 31, 2012, Mr. Heasley’s stock ownership was valued at approximately forty-six times his base salary. Current ownership levels for the other Named Executive Officers vary depending on their length of employment with us. Each executive officer has five years from (i) the adoption of the stock ownership guidelines, which occurred in September 2007, or (ii) the date of their appointment to an executive officer position, whichever is later, to achieve the target ownership levels. An executive officer who fails to meet the ownership guidelines within the five-year period will not be eligible for new equity awards until he achieves his prescribed ownership level.

Equity Award Granting Policy

Our Board recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and therefore, in September 2007, our Board adopted an Equity Award Granting Policy that applies to the granting of all compensatory equity awards provided under our equity compensation plans in the form of common stock or any derivative of common stock, including stock options, stock appreciation rights, dividend equivalents, restricted stock, restricted stock units, performance shares or performance units. This policy provides that all grants of equity awards to executive officers must be approved by the Committee, or the full Board in the case of our non-employee directors, at a Board or Committee meeting. Equity awards are not authorized pursuant to action by written consent in lieu of a meeting.

The grant date of any equity award shall be the date of the Board or Committee meeting at which the award was approved. The exercise price (if applicable) for an equity award shall be the closing sale price (price for last trade) of our common stock as reported on The NASDAQ Global Select Stock Market on the grant date.

The Committee considers regular equity award proposals on an annual basis. Proposed grants to newly hired employees or other proposed ad hoc grants (e.g., grants in connection with an acquisition) are considered on a quarterly basis in connection with the next scheduled meeting following the event giving rise to the grant proposal. Our Board considers equity awards to non-employee directors at the Board meeting immediately following the annual meeting of stockholders at which the non-employee directors are elected, or if appointed by our Board, at the meeting at which the appointment is made or at the next scheduled meeting following the appointment.

Notwithstanding the foregoing, the Committee or Board may consider and approve equity award grants to employees, including Named Executive Officers, at meetings other than those described above when deemed reasonably appropriate under the circumstances.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid in 2012 to our Named Executive Officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) of the Code, or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m) of the Code.

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our Named Executive Officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) of the Code to continue to qualify for all available tax deductions related to executive compensation. However, we also believe that preserving flexibility in awarding compensation is in our best interest and that of our stockholders, and we may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m) of the Code.

Accounting for Share-Based Compensation

Beginning on October 1, 2006, we began accounting for share-based compensation awards, including our stock options and performance shares, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (formerly FASB Statement 123R, “Share-Based Payment”). Before we grant stock-based compensation awards, we consider the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Employment Agreements with Named Executive Officers

CEO Employment Agreement

On March 5, 2005, we entered into an Employment Agreement (the “CEO Employment Agreement”) with Philip G. Heasley, pursuant to which Mr. Heasley agreed to serve as our President and CEO for an initial term of four years. The CEO Employment Agreement was amended on September 7, 2007 and subsequently amended and restated on January 7, 2009 (the “Restated CEO Employment Agreement”). A copy of the Restated CEO Employment Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 7, 2009.

Following the initial six-year employment period, the Restated CEO Employment Agreement is automatically extended for successive one-year periods, unless we give 30 days’ written notice to Mr. Heasley that the Restated CEO Employment Agreement will not be renewed for an additional year, or unless the Restated CEO Employment Agreement is otherwise terminated in accordance with its terms. So long as Mr. Heasley continues to serve as our President and CEO, the Board will nominate Mr. Heasley to serve as a member of our

Board of Directors. The Restated CEO Employment Agreement provides that during one-year renewal periods, Mr. Heasley’s base salary, an annual on-target MIC award as well as other compensation as set forth in the Restated CEO Employment Agreement will be mutually agreed upon by the Board and Mr. Heasley.

Pursuant to the Restated CEO Employment Agreement, if Mr. Heasley’s employment is terminated by the Company without cause or by Mr. Heasley for good reason, Mr. Heasley will be entitled to (1) a lump sum payment equal to his bonus for the quarter in which his employment is terminated; (2) a lump sum payment equal to two times the sum of (A) his base salary at the time of termination and (B) his average annual bonus amount received during the two most recent fiscal years of the Company ending prior to the date of termination; and (3) continued participation in the Company’s medical and dental plans until the earlier of (a) two years or (b) until he is eligible to be covered under any other medical or dental plans. Mr. Heasley will also be subject to certain non-competition obligations for a period of one year following termination of his employment. The Restated CEO Employment Agreement also provides that if payments by the Company to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Heasley will be entitled to a gross up payment such that he will be in the same after-tax position as if no excise tax had been imposed. If Mr. Heasley is entitled to payments under the Change-in-Control Employment Agreement (as described below), no payments will be made to Mr. Heasley under the Restated CEO Employment Agreement.

2013 Compensation Update

2013 Peer Group

The peer group used to compare the levels and elements of compensation provided to our executive officers in 2013 was the reference peer group that was developed by Pearl Meyer for 2012. Among other considerations, Pearl Meyer developed the peer group taking into consideration the close of the acquisition of S1 Corporation. This peer group more closely reflects the operating size of a combined ACI Worldwide and S1 Corporation. The companies in this peer group are:

Ariba Inc.	JDA Software Group Inc
Blackbaud Inc	Micros Systems Inc.
CSG Systems International Inc.	Progress Software Corp
Euronet Worldwide Inc.	Quest Software Inc.
Fair Isaac Corp	Solera Holdings Inc.
Henry (Jack) & Associates	Tibco Software Inc.
Informatica Corp.	Verifone Systems Inc.

Compensation data from the peer group was considered by the Committee in making its 2013 compensation decisions in addition to Company performance and individual performance and contributions.

The criteria for selecting companies for our 2013 peer group included U.S. publicly-traded companies in the software or information technology services industries of an appropriate similarity of size, based on revenue or market capitalization as well as companies that have a similar focus in terms of products or customer which would likely compete against the Company for financial capital and employees.

In December 2012, the Committee established 2013 compensation for our executive officers, including our Named Executive Officers. In connection with establishing the 2013 compensation for our CEO and executive officers, the Committee engaged Pearl Meyer to conduct a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position (the “2013 Competitive Analysis”). In the 2013 Competitive Analysis, Pearl Meyer provided compensation data on the CEOs of our peer group companies for the Committee’s consideration as well as compensation data on the other executive officer positions and general industry compensation survey data. The 2013 Competitive Analysis contains information related to the median levels (50th percentile) of our peer group or “market median” levels.

CEO Compensation

The Committee reviewed the 2013 Competitive Analysis and determined to increase Mr. Heasley’s base salary to $650,000 effective January 1, 2013. The Committee also increased Mr. Heasley’s annual on-target MIC award for 2013 to $650,000.

Other Named Executive Officers

The Committee reviewed the 2013 Competitive Analysis and determined to increase Messrs. Behrens’, Byrnes’ and Maki’s base salary to $310,000, $310,000 and $275,000 effective January 1, 2013, respectively. The Committee determined that the base salary compensation of Mr. Morem was consistent with its compensation philosophy and therefore, Mr. Morem did not receive any increase in his base salary. Messrs. Behrens’, Byrnes’ and Morem’s on-target MIC award for 2013 was also increased to 100% of their base salary and Mr. Maki’s on-target MIC award for 2013 was increased to 90% of his base salary.

Incentive Compensation

2013 Executive MIC.    Comparable to the 2012 Executive MIC, all MIC awards granted to our executive officers, including our Named Executive Officers, in 2013 were granted pursuant to the Executive MIC Plan (the “2013 Executive MIC”). The structure of the 2013 Executive MIC is consistent with the 2012 Executive MIC. MIC bonus amounts are determined based upon the achievement of two categories of performance metrics: (i) funding metrics which again consist of the following core Company financial metrics: operating income, sales and backlog, and (ii) business unit performance metrics. A MIC bonus may be more or less than 100% (up to a maximum of 200%) of its target level depending upon the percentage attainment of the performance metrics in the executive officer’s plan.

2013 LTIP.    On December 3, 2012, the Committee granted the 2013 LTIP awards to the executive officers, including our Named Executive Officers. The form of the 2013 LTIP award is identical to the form of the 2012 LTIP award and therefore, is comprised of a combination of stock options and performance shares. The performance shares granted as part of the 2013 LTIP awards are earned, if at all, based upon the achievement, over a three-year period commencing January 1, 2013 and ending December 31, 2015 of performance goals relating to the following: (i) compound annual growth rate over the performance period in the sales for the Company and its subsidiaries as determined by the Company, and (ii) the cumulative operating income over the Performance Period for the Company and its subsidiaries as determined by the Company. Under the 2013 LTIP, the Committee granted our Named Executive Officers the following 2013 LTIP awards:

Name	Number of Stock Options	Number of On-Target Performance Shares
Philip G. Heasley	55,524	44,419
Scott W. Behrens	18,508	14,806
Dennis P. Byrnes	18,508	14,806
Craig A. Maki	13,881	11,105
David N. Morem	13,881	11,105

COMPENSATION COMMITTEE REPORT

The Compensation and Leadership Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION AND LEADERSHIP

DEVELOPMENT COMMITTEE

John M. Shay, Jr., Chairman

Harlan F. Seymour

Jan H. Suwinski

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (based on total compensation as reflected in the table below) during the fiscal year ended December 31, 2012 and preceding fiscal years. The executive officers included in the “Summary Compensation Table” in the “Executive Compensation” section below are collectively referred to as our “Named Executive Officers”.

Summary Compensation Table(1)
Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Philip G. Heasley, President and Chief Executive Officer	2012 2011 2010	600,000 575,000 575,000	0 0 0	1,901,577 1,230,775 935,033	1,098,731 756,051 585,054	642,780 812,266 864,822	4,516 4,516 9,442	4,247,604 3,378,608 2,969,351
Scott W. Behrens, Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2012 2011 2010	297,140 282,350 270,000	0 0 0	633,845 459,386 342,888	366,244 282,198 214,546	238,747 279,203 284,263	4,516 4,516 93,218	1,540,492 1,307,653 1,204,915
Dennis P. Byrnes, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2012 2011 2010	275,000 275,000 275,000	0 0 0	633,845 459,386 342,888	366,244 282,198 214,546	235,700 310.780 330,888	4,516 4,516 222,114	1,518,255 1,331,880 1,385,436
Craig A. Maki, Executive Vice President, Chief Corporate Development Officer and Treasurer	2012 2011 2010	275,000 275,000 275,000	0 0 0	475,405 263,688 202,601	274,683 161,986 126,768	235,686 310,780 300,000	516 516 1,323	1,261,290 1,011,970 905,692
David N. Morem, Executive Vice President, Customer Management	2012 2011 2010	260,000 260,000 260,000	0 0 0	475,405 459,386 202,601	274,683 282,198 126,768	222,830 145,044 225,322	4,516 4,516 222,061	1,237,434 1,151,144 1,036,752

(1)	Column (h) to this table entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because no compensation is reportable thereunder.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of the restricted stock awards and the performance share awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report. See the “2012 Grants of Plan-Based Awards” table for information on performance shares granted in 2012. The grant date fair values included in column (e) for the performance shares are based upon the probable outcome of the performance conditions. The following table reflects both the grant date fair value of the performance shares included in this column as well as the maximum value of these awards if, due to the Company’s performance during the applicable performance period, the performance shares vested at their maximum level based on the Company’s stock price on the grant date of the awards:

Name of Executive	Grant Date Fair Value of Performance Shares ($)		Maximum Value of Performance Shares ($)
	2011	2012	2011	2012
Philip G. Heasley	1,230,775	1,901,577	2,461,550	3,803,155
Scott W. Behrens	459,386	633,845	918,772	1,267,690
Dennis P. Byrnes	459,386	633,845	918,772	1,267,690
Craig A. Maki	263,688	475,405	527,376	950,810
David N. Morem	459,386	475,405	918,772	950,810

(3)

The amounts in column (f) reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report. See the “2012 Grants of Plan-Based Awards” table for information on stock options granted in 2012.

(4)	The amounts in column (g) represent amounts earned by the Named Executive Officers during 2012 pursuant to the 2012 Executive MIC. The table below sets forth the amounts earned by the executive during 2012 under the 2012 Executive MIC but paid to the executive in February 2013 and the respective payout percentages:

Name of Executive	2012 Executive MIC
	Payout Amount ($)	Payout Percentage(a) (%)
Philip G. Heasley	642,780	107.13
Scott W. Behrens	238,747	107.13
Dennis P. Byrnes	235,700	107.13
Craig A. Maki	235,686	107.13
David N. Morem	222,830	107.13
(a)	The percentages shown reflect the percentage of the target bonus opportunity amounts paid to each Named Executive Officer based on the performance metrics and targets applicable to each Named Executive Officer and the Company’s performance against such targets during the plan period.

(5)	All Other Compensation includes the following payments or accruals for each Named Executive Officer:

Name of Executive	Employer Contributions to the 401(k) Plan ($)	Premiums for Long-Term Disability Insurance ($)
Philip G. Heasley	4,000	516
Scott W. Behrens	4,000	516
Dennis P. Byrnes	4,000	516
Craig A. Maki	0	516
David N. Morem	4,000	516

2012 Grants of Plan-Based Awards

In 2012, we utilized two plans to provide our Named Executive Officers with opportunities to earn cash or equity incentive compensation: the 2012 Executive MIC and the 2005 Incentive Plan. The 2012 Executive MIC provides cash compensation for annual performance by the Company and the individual executives. The 2005 Incentive Plan provides equity-based compensation. The following table sets forth information concerning annual incentive cash awards, grants of stock options and grants of performance shares to our Named Executive Officers during 2012.

2012 Grants of Plan-Based Awards(1)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Philip G. Heasley -2012 Executive MIC -2005 Incentive Plan -2005 Incentive Plan	N/A 12/3/12 12/3/12	260,000 — —	650,000 — —	1,300,000 — —	— 22,210 —	— 44,419 —	— 88,838 —	— — 55,524	— — 42.81	— 1,901,577 1,098,731
Scott W. Behrens -2012 Executive MIC -2005 Incentive Plan -2005 Incentive Plan	N/A 12/3/12 12/3/12	124,000 — —	310,000 — —	620,000 — —	— 7,403 —	— 14,806 —	— 29,612 —	— — 18,508	— — 42.81	— 633,845 366,244
Dennis P. Byrnes -2012 Executive MIC -2005 Incentive Plan -2005 Incentive Plan	N/A 12/3/12 12/3/12	124,000 — —	310,000 — —	620,000 — —	— 7,403 —	— 14,806 —	— 29,612 —	— — 18,508	— — 42.81	— 633,845 366,244
Craig A. Maki -2012 Executive MIC -2005 Incentive Plan -2005 Incentive Plan	N/A 12/3/12 12/3/12	99,000 — —	247,500 — —	495,000 — —	— 5,553 —	— 11,105 —	— 22,210 —	— — 13,881	— — 42.81	— 475,405 274,683
David N. Morem -2012 Executive MIC -2005 Incentive Plan -2005 Incentive Plan	N/A 12/3/12 12/3/12	110,000 — —	275,000 — —	550,000 — —	— 5,553 —	— 11,105 —	— 22,210 —	— — 13,881	— — 42.81	— 475,405 274,683

(1)	Column (i) to this table entitled “All Other Stock Awards: Number of Shares of Stock or Units” has been omitted because no stock awards are reportable thereunder.

(2)	The amounts shown as estimated payouts under non-equity incentive plans include estimated payouts under the 2012 Executive MIC. The actual payouts to each Named Executive Officer under the 2012 Executive MIC are set forth in footnote 4 to the “Summary Compensation Table” above. The amounts shown in column (c) reflect the minimum payment level under the 2012 Executive MIC above zero assuming that only the lowest weighted metric achieves threshold performance. The amounts shown in column (d) reflect the target payment levels of 100% under the 2012 Executive MIC assuming that each performance metric achieves target performance. The amounts shown in column (e) reflect the maximum payment levels under the 2012 Executive MIC assuming each performance metric achieves maximum performance which payment represents 200% of the targeted amount shown in column (d).

(3)	The awards shown in columns (f) through (h) reflect shares of our common stock payable in connection with performance share awards granted to our Named Executive Officers during 2012. All performance shares granted in 2012 were granted pursuant to the terms of the 2005 Incentive Plan. These performance shares will be earned, if at all, based upon the achievement, over a defined performance period of three years commencing January 1, 2013 through December 31, 2015 (the “Performance Period”), of performance goals related to (1) the compound annual growth rate over the Performance Period in sales as determined by the Company, and (b) the cumulative operating income over the Performance Period as determined by the Company. The amounts shown in column (f) reflect the minimum payout of performance shares above zero assuming achievement of threshold performance for each metric. The amounts shown in column (g) reflect the payout of performance shares at 100% assuming that each metric achieves target performance. The amounts shown in column (h) reflect the payout of performance shares at 200% assuming that each metric achieves maximum performance.

(4)	All stock options granted to our Named Executive Officers during 2012 were granted pursuant to the terms of the 2005 Incentive Plan. All stock options granted to our Named Executive Officers in 2012 vest one third per year beginning with the first anniversary of the date of grant.

(5)	The grant date fair value of each equity award granted during 2012 was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For equity awards that are subject to performance conditions, the amounts reflected in column (l) reflect the value at the grant date based upon the probable outcome of such conditions and this amount is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The probable outcome used for the calculation of the performance shares granted during 2012 is based on the achievement of target performance for each metric.

Outstanding Equity Awards at 2012 Fiscal Year End
	Option Awards(1)							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
(a)		(b)		(c)		(e)	(f)	(g)	(h)	(i)	(j)
Philip G. Heasley	12/3/2012 12/8/2011 12/1/2010 12/10/2009 9/16/2008 7/24/2007 3/9/2005 3/9/2005	— 17,905 29,260 45,708 15,000 100,000 600,000 —		55,524 35,812 14,630 — — — — 400,000	(6) (7)	42.81 28.94 26.63 16.52 19.76 32.61 22.65 22.65	12/3/2022 12/8/2021 12/1/2020 12/10/2019 9/16/2018 7/24/2017 3/9/2015 3/9/2015	— — — — — — — —	— — — — — — — —	44,419 42,974 35,112 36,570 — — — —	1,940,666 1,877,534 1,534,043 1,597,743 — — — —
Scott W. Behrens	12/3/2012 12/8/2011 12/1/2010 12/10/2009 6/27/2007	— 6,683 10,730 15,125 15,000		18,508 13,367 5,365 — —	(6) (6) (6)	42.81 28.94 26.63 16.52 33.46	12/3/2022 12/8/2021 12/1/2020 12/10/2019 6/27/2017	— — — — —	— — — — —	14,806 16,040 12,876 12,100 —	646,874 700,788 562,552 528,649 —
Dennis P. Byrnes	12/3/2012 12/8/2011 12/1/2010 12/10/2009 6/5/2007 9/14/2005 10/7/2004	— 6,683 10,730 15,125 12,019 17,500 10,000	(6)	18,508 13,367 5,365 — — — —	(6) (6) (6)	42.81 28.94 26.63 16.52 34.97 28.27 17.62	12/3/2022 12/8/2021 2/1/2020 12/10/2019 6/5/2017 9/14/2015 10/7/2014	— — — — — — —	— — — — — — —	14,806 16,040 12,876 12,100 — — —	646,874 700,788 562,552 528,649 — — —
Craig A. Maki	12/3/2012 12/8/2011 12/1/2010 12/10/2009 9/16/2008 2/1/2008 6/5/2007 8/9/2006	— 3,836 6,340 15,125 36,700 61,000 12,019 100,000		13,881 7,673 3,170 — — — — —	(6) (6) (6)	42.81 28.94 26.63 16.52 19.76 16.17 34.97 34.74	12/3/2022 12/8/2021 12/1/2020 12/10/2019 9/16/2018 2/1/2018 6/5/2017 8/9/2016	— — — — — — —	— — — — — — —	11,105 9,207 7,608 12,100 — — — —	485,177 402,254 332,394 528,649 — — — —
David N. Morem	12/3/2012 12/8/2011 12/1/2010 12/10/2009 6/5/2007 9/14/2005 8/9/2005 8/9/2005	— 6,683 6,340 9,725 12,019 15,000 60,000 —		13,881 13,367 3,170 — — — — 40,000	(6) (8)	42.81 28.94 26.63 16.52 34.97 28.27 25.38 25.38	12/3/2022 12/8/2021 12/1/2020 12/10/2019 6/5/2017 9/14/2015 8/9/2015 8/9/2015	— — — — — — — —	— — — — — — — —	11,105 16,040 7,608 7,780 — — — — —	485,177 700,788 332,394 339,908 — — — — —

(1)	Column (d) to this table under “Option Awards” entitled “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted because no shares are reportable thereunder.

(2)	Unless otherwise noted all stock options and stock awards vest 25% per year beginning with the first anniversary of the date of grant.

(3)	In accordance with SEC rules, the market value of stock reported in column (h) of this table was calculated by multiplying the number of shares set forth in column (g) by the closing price of our common stock at December 31, 2012 which was $43.69.

(4)	This column reflects the payout of the underlying shares of our common stock related to performance shares granted in 2009, 2010, 2011 and 2012 pursuant to the 2005 Incentive Plan based on the achievement of target performance for each metric. Performance shares granted on December 10, 2009 have a performance period from January 1, 2010 through December 31, 2012, performance shares granted on December 1, 2010 have a performance period from January 1, 2011 through December 31, 2013, performance shares granted on December 8, 2011 have a performance period from January 1, 2012 through December 31, 2014 and performance shares granted on December 3, 2012 have a performance period from January 1, 2013 through December 31, 2015.

(5)	The market value of the performance shares that have not vested was calculated by multiplying the number of performance shares set forth in column (i) by the closing price of our common stock at December 31, 2012 which was $43.69.

(6)	These stock options vest in equal installments over a three-year period beginning with the first anniversary of the date of grant.

(7)	These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and March 9, 2015, of a market price per share for our common stock of at least $50 per share for 60 consecutive trading days.

(8)	These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and August 9, 2015, of a market price per share of our common stock of at least $50 per share for 60 consecutive trading days.

Option Exercises and Stock Vested

The following table sets forth option exercises and stock vested for each of our Named Executive Officers for the year ended December 31, 2012.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)	(e)
Philip G. Heasley	65,000	1,498,276	0	0
Scott W. Behrens	0	0	4,625	187,952
Dennis P. Byrnes	70,000	2,265,510	12,212	451,563
Craig A. Maki	0	0	0	0
David N. Morem	0	0	12,212	451,563

(1)	In accordance with SEC rules, the amounts in column (c) were calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options, and the amounts in column (e) were calculated by multiplying the number of shares of restricted stock that vested by the market value of the underlying shares on the vesting date.

Deferred Compensation Plan

In September 2010, the Compensation Committee approved the Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). A copy of our Deferred Compensation Plan was attached as Exhibit 4.3 to our Registration Statement on Form S-8 filed with the SEC on September 9, 2010.

The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees designated by our Compensation Committee, including our Named Executive Officers, to save for retirement on a tax-deferred basis. The Deferred

Compensation Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The effective date for the Deferred Compensation Plan was October 1, 2010. The initial plan year commenced October 1, 2010 and ended on December 31, 2010. Each plan year thereafter runs from January 1 to December 31.

Amounts deferred under the Deferred Compensation Plan will be credited to bookkeeping accounts maintained by the Company for each participant and will be credited or debited with the participant’s proportionate share of any gains or losses attributable to the earnings indices selected by the participant. The Compensation Committee will designate the earnings indices available to participants; provided, however, under no circumstances shall the value of our common stock be used as an earnings index. The Committee selected the following four earnings indices: S&P 500, the Russell 2000, the Barclay’s Bond Index and a fixed rate of return equivalent to the prime rate. The earnings indices are to be used for measurement purposes only and amounts deferred under the Deferred Compensation Plan will not represent any actual investment made on the participant’s behalf by the Company. The amount that the Company is required to pay under the Deferred Compensation Plan is equal to the elective deferrals made by the participant, as adjusted for the hypothetical gains or losses based on the earnings indices selected by the participant. The Company may make discretionary contributions to participant accounts in such amounts and at such times as are determined by the Company from time to time in its sole discretion.

Amounts deferred by a participant are fully vested at all times. The Compensation Committee may impose a vesting schedule of up to five years with respect to discretionary contributions, if any, made by the Company to a participant account.

The amounts payable to participants under the Deferred Compensation Plan will be payable in accordance with the distribution provisions of the Deferred Compensation Plan. Distribution generally cannot be made prior to the distribution dates specified by the participants, other than withdrawals made in the event of a participant’s (i) “unforeseeable emergency,” as defined in the Deferred Compensation Plan, (ii) separation from service, (iii) death or (iv) disability. Distributions will be made to participants in a single lump-sum payment after the earliest of (a) the participant’s separation from service, (b) the participant’s death or (c) the participant’s disability (“Standard Distribution”). In lieu of the Standard Distribution timing, a participant may elect, at the time of deferral, to receive distribution in a given plan year (a) at a specified date or time (or upon attainment of a specific age), or (b) upon the earlier of such date (or age) or one or more of the Standard Distribution events. A participant may also elect, at the time of deferral, to receive distributions in annual installments for a period of up to 10 years. Deferred amounts retained in a participant’s account during the payout period continue to earn hypothetical gains and are subject to hypothetical losses based on the earnings indices selected by the participant.

Amounts deferred under the Deferred Compensation Plan are general unsecured obligations of the Company and are subject to the claims of the Company’s general creditors and rank equally with other unsecured indebtedness of the Company from time to time outstanding.

The Deferred Compensation Plan is administered by the Compensation Committee and the Compensation Committee has full power to interpret the plan and determine all questions that arise under it. The Compensation Committee reserves the right to amend or terminate the Deferred Compensation Plan at any time; provided, however, that no such action shall affect a participant’s right to receive the full amount of his or her vested account balance.

During 2012, none of our Named Executive Officers made any contributions to the Deferred Compensation Plan and the Company did not make any discretionary contributions to any Named Executive Officer’s account.

2012 Nonqualified Deferred Compensation Table
Name	Executive contributions in 2012 ($) (b)	Registrant contributions in 2012 ($) (c)	Aggregate earnings in 2012 ($) (d)(1)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($) (f)
Philip G. Heasley	—	—	—	—	—
Scott W. Behrens	—	—	—	—	—
Dennis P. Byrnes	—	—	2,950	—	92,387
Craig A. Maki	—	—	—	—	—
David N. Morem	—	—	—	—	—

(1)	These amounts are not included in the Summary Compensation table because the Nonqualified Deferred Compensation plan earnings were not preferential or above market.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Except for the employment agreement with Mr. Heasley described above, and the change-in-control agreements described below, none of our Named Executive Officers have employment or severance agreements with the Company and their employment may be terminated at any time.

Change-In-Control Employment Agreements

We have entered into a Change-In-Control Employment Agreement (the “CIC Agreement”) with each of our Named Executive Officers (each an “Executive” for purposes of this section). A copy of the form of CIC Agreement for all Executives was attached as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 7, 2009.

Under the CIC Agreement, we are required to employ the Executive for a two-year period following a change-in-control (the “Employment Period”). During the Employment Period, we must (1) pay the Executive a base salary equal to the highest annual rate of base salary paid or payable to the Executive during the 12-month period prior to the change-in-control, (2) award the Executive for each fiscal period during the Employment Period total annual and quarterly bonus opportunities in amounts greater than or equal to the Executive’s target annual and quarterly bonus opportunities for the year in which the change-in-control occurs, and (3) allow the Executive opportunities to participate in the Company’s incentive, savings and retirement plans to an extent no less favorable than opportunities provided for by the Company in the 120-day period prior to the beginning of the Employment Period.

The CIC Agreement also sets forth our obligations in the event the Executive’s employment terminates during the Employment Period. The following is a summary of such obligations.

Termination of Employment Other Than for Cause or by Executive for Good Reason.    If we terminate the Executive’s employment other than for cause or the Executive’s death or disability, or the Executive terminates his employment for good reason, the Executive will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (1) the lump sum payment of (a) the Executive’s unpaid current year annual base salary through the date of termination, the current year target annual bonus pro-rated through the date of termination, and any accrued and unpaid vacation pay (collectively, the “Accrued Obligations”), and (b) two or, in the case of Mr. Heasley only, three times, the sum of the Executive’s annual base salary and target annual bonus; (2) continued participation at the Company’s cost in the welfare benefits plans in which the Executive would have been entitled to participate, for two or, in the case of Mr. Heasley only, three years, from the date of termination or until the Executive receives equivalent benefits from a subsequent employer, in which case, welfare benefits plans provided by the Company will be secondary to the subsequent employer’s plans during the applicable period of eligibility; (3) outplacement services not to exceed $50,000; and

(4) any unpaid amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company or the affiliated companies at or subsequent to the date of termination (the “Other Benefits”).

Death.    If the Executive’s employment is terminated by reason of the Executive’s death, we must provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

Disability.    If the Executive’s employment is terminated by reason of the Executive’s disability, we must provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement.

Termination of Employment for Cause or by Executive other than for Good Reason.    If the Executive’s employment is terminated for cause, we must provide the Executive with the Executive’s annual base salary through the date of termination, and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement. If the Executive voluntarily terminates employment, excluding a termination for good reason, we must provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

Tax-Gross-Up.    If any payment under the CIC Agreement would be subject to excise tax, the Executive will be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments. There is, however, a provision of the CIC Agreements under which a portion of the Executive’s payments under the CIC Agreement will be forfeited if the excise tax can be eliminated (provided the forfeiture cannot exceed 10% of the amount due to the Executive).

Acceleration of Equity Awards.    In the event of a change-in-control, all stock-based awards held by the Executive will vest in full, in each case immediately prior to the occurrence of such change-in-control, and any applicable performance-based vesting goals with respect to such stock-based awards granted to the Executive shall be deemed satisfied at the target level; provided, however, that (a) any performance shares awarded under the Company’s 2005 Incentive Plan and (b) any stock options which vest upon the attainment of a certain per-share transaction price in connection with a change-in-control granted under the Company’s 2005 Incentive Plan, will, in each case, vest pursuant to the terms of the applicable award agreement, notwithstanding the provision of any award agreement requiring that market conditions exist for a specified duration of time.

Non-solicitation and Non- competition Provisions.    During the Employment Period and for a period of one year following termination of employment, each Executive agrees not to (a) enter into or engage in any business that competes with the Company’s business within a specified restricted territory; (b) solicit customers with whom the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the date of termination or at any time during the one (1) year prior to such date of termination, whether within or outside of the restricted territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s business within the restricted territory; (c) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the restricted territory, or attempt to do so; (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s business within the restricted territory; or (e) solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation or other association with the Company and/or its affiliated companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its affiliated companies.

Release.    As a condition to receiving any of the severance benefits under the CIC Agreements, the Named Executive Officers are required to release the Company and its employees from all claims that the Named Executive Officer may have against them.

Post-Termination Benefits Under Incentive Plans

Executive MIC Plan

Under the Executive MIC Plan, in order to be entitled to a payment under the plan, the executive, including our Named Executive Officers, must be employed by the Company on the date of payment. If employment with the Company is terminated for any reason prior to the payment date, the executive will not be eligible for a bonus under the Executive MIC Plan and the executive forfeits all rights to such payment except to the extent otherwise provided by the Company.

The individual award agreements with each executive officer, including our Named Executive Officers, related to the Executive MIC Plan, grant the Company the right to require an executive officer to forfeit his or her right to payment or to reimburse the Company for any payments previously paid, along with any other action the Company deems necessary or appropriate, in the event it is determined that the executive officer engaged in misconduct in the course of his or her employment.

2005 Incentive Plan

Stock Options.    The award agreements for stock options granted under the 2005 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have 90 days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. Award agreements to executive officers, including our Named Executive Officers, also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company. A copy of the form of Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.18 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 26, 2009.

Performance Shares.    The award agreements for performance shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with the Company prior to payment of the performance shares, all performance shares are forfeited. In the event of death, disability or termination of employment without cause, the award agreements generally provide that the Company must pay the employee a pro-rata portion of the performance shares he would have been entitled based on the performance of the Company during the full fiscal quarters completed during the applicable performance period until the date of termination. Such amounts will be paid made as soon as practicable after the receipt of audited financial statements of the Company relating to the last fiscal year of the performance period. The award agreements for performance shares also provide that in the event of a change-in-control of the Company, the Company will pay the employee, within 60 days of the change-in control, a pro-rata portion of the performance shares the employee would have been entitled to based on the performance of the Company at the target level for the full fiscal quarters completed during the applicable performance period prior to the date of the change-in-control. A copy of the form of LTIP Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 16, 2009.

Restricted Shares.    The award agreements for restricted shares granted under the 2005 Incentive Plan generally provide that if any employee, including a Named Executive Officer, voluntarily terminates employment with the Company, the employee forfeits all unvested restricted shares. However, the award agreements also generally provide that if the employee’s employment terminates due to death or disability, all shares of restricted stock will immediately vest upon the employee’s death or disability. Award agreements to executive officers, including our Named Executive Officers, also generally provide that all shares of restricted stock will immediately vest upon the occurrence of a change-in-control of the Company. A copy of the form of Restricted Share Award Agreement used to grant restricted shares to employees, including our Named Executive

Officers, under the 2005 Incentive Plan was filed as Exhibit 10.29 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 26, 2009.

Forfeiture and Recoupment Provisions.    Commencing in 2009, our form of award agreements for all awards granted to employees pursuant to the 2005 Incentive Plan, including Named Executive Officers, provide that if the Company is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of the employee, or it is determined that the employee has otherwise engaged in misconduct (whether or not such misconduct is discovered prior to the termination of the employee’s employment), the Company has (a) the right to cause the forfeiture or cancellation of any unvested and/or vested portion of the option, any unvested restricted shares or any unearned performance shares, (b) cause the transfer of ownership back to the Company of any vested shares not subject to transfer restrictions, common shares issued as payment for earned performance shares or cash received as payment for earned performance shares, and (c) the right to recoup any proceeds from (i) the exercise or vesting of the option, (ii) the vesting of the restricted shares, (iii) the sale of shares of our common stock issued pursuant to the exercise of the option or as payment for earned performance shares, and (iv) the sale of any unrestricted shares, along with any other action the Company determines is necessary or appropriate and in the best interest of the Company and its stockholders.

Other Stock Option Plans

The Company has two other stock option plans pursuant to which our Named Executive Officers held outstanding stock options at the end of 2012: (a) the 1996 Stock Option Plan, as amended (the “1996 Option Plan”), and (b) the 1999 Stock Option Plan, as amended (the “1999 Option Plan”). The 1996 Option Plan was terminated in connection with the adoption of the 2005 Incentive Plan in March 2005 and the 1999 Option Plan expired on February 23, 2009. Termination or expiration of these plans does not affect the outstanding awards issued under the plans.

The award agreements for stock options granted under these option plans generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have one month from the date of termination to exercise any vested stock options. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. The award agreements granting stock options to executive officers, including our Named Executive Officers, under each of these plans also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company.

Potential Post-Termination Benefits Table

The table below quantifies certain compensation that would have become payable to our Named Executive Officers in the event such executive officer’s employment had terminated on December 31, 2012 under various circumstances. The estimates set forth in the table below are based on our Named Executive Officers’ compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on that date which was $43.69. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our Named Executive Officers may be different. Factors that could affect these amounts include the timing of any such event, our stock price and the executive’s age.

Compensation Program	Voluntary		Involuntary
	For Good Reason ($)	Other than Good Reason ($)	For Cause ($)	Without Cause ($)	Death ($)	Disability ($)	Retirement ($)	Involuntary or for Good Reason after Change-in-Control ($)
Cash Severance:
Heasley	2,877,088	0	0	2,877,088	0	0	0	3,600,000
Behrens	0	0	0	0	0	0	0	1,039,990
Byrnes	0	0	0	0	0	0	0	990,000
Maki	0	0	0	0	0	0	0	990,000
Morem	0	0	0	0	0	0	0	936,000
Bonus Payment:
Heasley	0	0	0	0	0	0	0	600,000
Behrens	0	0	0	0	0	0	0	222,855
Byrnes	0	0	0	0	0	0	0	220,000
Maki	0	0	0	0	0	0	0	220,000
Morem	0	0	0	0	0	0	0	208,000
Stock Options:
Heasley	0	0	0	0	826,676	826,676	0	826,676
Behrens	0	0	0	0	304,977	304,977	0	304,977
Byrnes	0	0	0	0	304,977	304,977	0	304,977
Maki	0	0	0	0	179,472	179,472	0	179,472
Morem	0	0	0	0	263,459	263,459	0	263,459
Restricted Shares:
Heasley	0	0	0	0	0	0	0	0
Behrens	0	0	0	0	0	0	0	0
Byrnes	0	0	0	0	0	0	0	0
Maki	0	0	0	0	0	0	0	0
Morem	0	0	0	0	0	0	0	0
Performance Shares (1) (2):
Heasley	0	0	0	0	0	0	0	3,246,284
Behrens	0	0	0	0	0	0	0	1,665,929
Byrnes	0	0	0	0	0	0	0	1,665,929
Maki	0	0	0	0	0	0	0	1,412,978
Morem	0	0	0	0	0	0	0	1,135,008
Health & Welfare Benefit Continuation:
Heasley	17,595	0	0	17,595	0	0	0	29,020
Behrens	0	0	0	0	0	0	0	30,129
Byrnes	0	0	0	0	0	0	0	30,136
Maki	0	0	0	0	0	0	0	30,018
Morem	0	0	0	0	0	0	0	30,129
Outplacement Services:
Heasley	0	0	0	0	0	0	0	50,000
Behrens	0	0	0	0	0	0	0	50,000
Byrnes	0	0	0	0	0	0	0	50,000
Maki	0	0	0	0	0	0	0	50,000
Morem	0	0	0	0	0	0	0	50,000

Compensation Program	Voluntary		Involuntary
	For Good Reason ($)	Other than Good Reason ($)	For Cause ($)	Without Cause ($)	Death ($)	Disability ($)	Retirement ($)	Involuntary or for Good Reason after Change-in-Control ($)
Excise Tax Gross-Up / (Forfeiture) Related to a CIC:
Heasley	0	0	0	0	0	0	0	2,158,614
Behrens	0	0	0	0	0	0	0	768,178
Byrnes(3)	0	0	0	0	0	0	0	651,457
Maki	0	0	0	0	0	0	0	539,693
Morem	0	0	0	0	0	0	0	517,200
TOTALS:
Heasley	2,894,683	0	0	2,894,683	826,676	826,676	0	10,510,593
Behrens	0	0	0	0	304,977	304,977	0	4,082,058
Byrnes	0	0	0	0	304,977	304,977	0	3,912,498
Maki	0	0	0	0	179,472	179,472	0	3,422,161
Morem	0	0	0	0	263,459	263,459	0	3,139,796
(1)	The estimated pro rata portion of performance shares set forth in this table and in the footnote below, relate solely to the performance shares granted December 10, 2009, December 1, 2010 and December 8, 2011. The performance period for the performance shares granted December 3, 2012 does not commence until January 1, 2013 and therefore, termination of employment for any reason or upon a change-in-control event on December 31, 2012 would not have triggered any payment of performance shares for this grant.

(2)	Pursuant to the terms of the LTIP Performance Shares Award Agreement, if the employment of a grantee, including our Named Executive Officers, terminates without cause or due to death, disability or retirement approved by the Company, the grantee is entitled to receive a pro rata portion of the performance shares based on the performance of the Company during the performance period against the performance goals. The payout of the pro rata portion of performance shares each grantee, including our Named Executive Officer, is entitled to receive in the event of termination without cause or due to death, disability or retirement, will be paid out at the end of the performance period based on the audited financial statements of the Company relating to the last year of the performance period. Using the performance of the Company as of December 31, 2012 as a base and then annualizing such performance through the remaining performance period, the Company would expect the 2009 granted performance shares to vest at 200%, the 2010 granted performance shares to vest at 175% and the 2011 granted performance shares to vest at 100%. However, based on management’s evaluation of the probability that the performance goals will be achieved used to determine the compensation expense to be recorded for the performance shares, the following table provides an estimate of the pro rata portion of the performance shares that would be paid to our Named Executive Officers upon completion of the performance period based on termination without cause or due to death, disability or retirement approved by the Company. The amounts shown do not correspond to the actual amount of performance shares, if any, or the actual value that will be realized by the Named Executive Officer.

Named Executive Officer	Estimated Pro Rata Number of Performance Shares Earned (#)	Estimated Pro Rata Performance Share Value ($)
Philip G. Heasley	128,429	5,611,048
Scott W. Behrens	44,569	1,947,205
Dennis P. Byrnes	44,569	1,947,205
Craig A. Maki	36,145	1,579,175
David N. Morem	29,783	1,301,205

(3)	Represents the estimated reduction to the payment set forth in this column required in order to avoid triggering excise taxes under Section 280G of the Internal Revenue Code assuming no amounts are treated as reasonable compensation due to non-compete restrictions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to the Audit Committee Charter, any proposed related person transaction is to be submitted to the Audit Committee for review and approval, and no such transaction may be entered into without the Audit Committee’s prior approval. The Audit Committee reviews and considers each transaction in light of the specific facts and circumstances presented. Related persons include our directors or executive officers and their respective immediate family members and 5% beneficial owners of our common stock.

In addition, our Code of Business Conduct and Ethics establishes a policy on potential conflicts of interest. Under the Code of Business Conduct and Ethics our directors and employees, including our executive officers, must promptly report any transaction, relationship or circumstance that creates or may create a conflict of interest. Any conflict of interest for our non-director and non-executive officer employees is prohibited unless a waiver is obtained from our General Counsel. Conflicts of interest involving our directors and executive officers are prohibited unless waived by our Board or a committee of our Board. Any waiver of a conflict of interest involving one of our directors or executive officers will be promptly disclosed in accordance with applicable law and NASDAQ listing requirements. Pursuant to its charter, the Corporate Governance Committee is responsible for reviewing and considering possible conflicts of interest which involve members of our Board or management.

We also have a Code of Ethics for the CEO and Senior Financial Officers which requires that our CEO, CFO, Chief Accounting Officer, Controller and persons performing similar functions avoid actual and apparent conflicts of interest in personal and professional relationships and that they disclosure to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict.

We did not enter into any related party transactions during 2012 and there are not any currently proposed related party transactions.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Leadership Development Committee was at any time during 2012, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or its Compensation and Leadership Development Committee.

ANNUAL REPORT

Stockholders may obtain a copy of our Annual Report and a list of the exhibits thereto without charge by written request delivered to the Company, Attn: Investor Relations, 3520 Kraft Rd, Suite 300, Naples, Florida 34105. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website at www.aciworldwide.com as soon as reasonably practicable after we file such information electronically with the SEC.

STOCKHOLDER PROPOSALS

Stockholder Proposals to Be Considered for Inclusion in the Company’s 2014 Proxy Statement

Proposals of stockholders intended to be included in the proxy statement and form of proxy relating to our 2014 Annual Meeting of Stockholders must be received at the Secretary of the Company at the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, no later than December 25, 2013. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for inclusion of stockholder proposals in company-sponsored proxy materials. The Corporate Governance Committee will review proposals submitted by stockholders for inclusion at our next annual meeting of stockholders and will make recommendations to our Board on an appropriate response to such proposals.

Requirements for Stockholder Proposals to Be Brought Before the 2014 Annual Meeting of Stockholders

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a stockholder proposal to be brought before its next annual meeting of stockholders in accordance with the requirements of its Bylaws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement. Our Bylaws provide that written notice of a stockholder proposal that a stockholder intends to present at the next annual meeting, but does not intend to have included in the proxy statement and form of proxy related to such meeting, must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders.

As to each matter the stockholder proposes to bring before the 2014 Annual Meeting of Stockholders, the stockholder’s notice must set forth: (i) a brief description of the business desired to be brought before the 2014 Annual Meeting of Stockholders and the reasons for conducting such business at such annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (v) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote required to approve the proposal, and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. Our Bylaws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

OTHER MATTERS

Our Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

By Order of the Board of Directors,

Dennis P. Byrnes Secretary

Annex A

ACI WORLDWIDE, INC.

2013 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

ARTICLE 1    ESTABLISHMENT, PURPOSE, AND DURATION

1.1              Establishment.    ACI Worldwide, Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the ACI Worldwide, Inc. 2013 Executive Management Incentive Compensation Plan (the “Plan”), as set forth in this document. This Plan shall become effective March 19, 2013 (the “Effective Date”), subject to stockholder approval, and shall remain in effect as provided in Section 1.3 hereof.

1.2              Purpose of this Plan.    The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (a) provide a means whereby eligible employees of the Company develop a sense of personal involvement in the development and financial success of the Company, (b) motivate them to devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders, (c) reward performance that supports the Company’s overall objectives and success by making a portion of their cash compensation dependent on the achievement of certain goals related to the performance of the Company, and (d) attract and retain top performing employees.

1.3              Duration of this Plan.    Unless sooner terminated as provided herein, this Plan shall terminate five (5) years from the Effective Date. After this Plan is terminated, no Annual Incentives may be granted but incentives previously granted shall remain outstanding in accordance with the terms and conditions set forth in this Plan and the applicable Annual Incentive Agreement.

ARTICLE 2    DEFINITIONS

The following terms shall have the meanings set forth below:

(a)              “Annual Incentive” means individually or collectively, a grant under this Plan, subject to the terms of this Plan, payable in cash to a Participant as described in Article 6.

(b)              “Annual Incentive Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and conditions applicable to earning an Annual Incentive under this Plan, including any amendment or modification thereof, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Annual Incentive, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Annual Incentive Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(c)              “Annual Incentive Limit” shall have the meaning set forth in Section 4.1.

(d)              “Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(e)              “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision of the Code.

(f)              “Committee” means the Compensation and Leadership Development Committee of the Board (or a subcommittee thereof), or any other committee designated by the Board to administer this Plan; provided, however, such committee shall consist of two or more members of the Board, all of whom shall qualify as an “outside director” pursuant to Section 162(m) of the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(g)              “Company” means ACI Worldwide, Inc., a Delaware corporation, and any successor thereto.

(h)              “Covered Employee” means any Participant who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code.

(i)              “Effective Date” means March 19, 2013.

(j)              “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(k)              “Participant” means any eligible officer or key employee of the Company or a Subsidiary as set forth in Article 5 to whom an Annual Incentive is granted.

(l)              “Performance-Based Compensation” means compensation under an Annual Incentive that is intended to satisfy the requirements of Section 162(m) of the Code for qualified performance-based compensation. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Annual Incentive which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

(m)              “Performance Measures” means measures as described in Article 8 on which the performance goals for individual Annual Incentives may be based.

(n)              “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Annual Incentive.

(o)              “Plan” means the ACI Worldwide, Inc. 2013 Executive Management Incentive Compensation Plan.

(p)              “Plan Year” means the calendar year.

(q)              “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(r)              “Target Annual Incentive” means the amount of Annual Incentive a Participant will receive if all performance goals are met at the one hundred percent (100%) level.

ARTICLE 3    ADMINISTRATION.

3.1              General.    The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals. A majority of the Committee (or subcommittee) will constitute a quorum, and the action of the members of the Committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee (or subcommittee).

3.2              Authority of the Committee.    The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Annual Incentive Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Annual Incentives and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Annual Incentive recipients, establishing all Annual Incentive terms and conditions, including the terms and conditions set forth in Annual Incentive Agreements, granting incentives as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, granting waivers of Plan or Annual Incentive Agreement conditions (but with respect to Annual Incentives intended to qualify as Performance-Based Compensation, only to the extent such action will not cause the Annual Incentive to fail to qualify as Performance–Based Compensation), accelerating the payment of Annual Incentives (but with respect to Annual Incentives intended to qualify as Performance-Based Compensation, only to the extent such action will not cause the Annual Incentive to fail to qualify as Performance–Based Compensation), correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Annual Incentive Agreement, construing any ambiguous provision of the Plan or any Annual Incentive Agreement, and subject to Article 11, adopting modifications and amendments to this Plan or any Annual Incentive Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Subsidiaries operate.

3.3              Delegation.    The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company or its Subsidiaries to do one or both of the following on the same basis as can the Committee: (a) designate employees to be recipients of Annual Incentives; or (b) determine the size of any such payments; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Annual Incentives granted to an employee who is, on the relevant date, an officer or director of the Company, or a more than ten percent (10%) beneficial owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, and (ii) the officer(s) shall report periodically to the Committee regarding the nature and value of the incentives granted pursuant to the authority delegated.

ARTICLE 4    MAXIMUM ANNUAL INCENTIVE

Unless the Committee determines at the time of grant that an Annual Incentive to a Covered Employee is not intended to qualify as Performance-Based Compensation, the following limit (“Annual Incentive Limit”), as adjusted pursuant to Sections 4.2 and/or 11.2, shall apply to Annual Incentives under this Plan: The maximum aggregate amount granted or credited with respect to an Annual Incentive to any one Participant in any one Plan Year may not exceed five million dollars ($5,000,000), determined as of the date of payout, as applicable.

ARTICLE 5    ELIGIBILITY.

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

ARTICLE 6    ANNUAL INCENTIVES AND PAYMENT.

6.1              Annual Incentives.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Annual Incentives to Participants in such amounts and upon such terms as the Committee may determine. If the Annual Incentive is intended to be Performance-Based Compensation, the Committee shall establish the applicable performance goals based on the Performance Measures in accordance with the requirements of Section 162(m) of the Code applicable to qualified Performance-Based Compensation.

6.2              Target Annual Incentives.    The Committee may establish a Target Annual Incentive amount and a payment range that prescribes maximum and minimum Annual Incentives payable according to the performance of the Participant, the Company and/or its Subsidiaries as a whole or any business unit, division, channel, department, region or function within the Company and/or its Subsidiaries.

6.3              Annual Incentive Payment.

(a)              Payment, if any, of an Annual Incentive shall be made in cash accordance with the terms of the applicable Annual Incentive Agreement within a reasonable period of time after the end of the applicable Performance Period. Payment of an Annual Incentive may occur prior to the end of the Performance Period with respect to Annual Incentives issued to (i) Participants who are not Covered Employees, for any reason in the Committee’s discretion, including, without limitation, the death or disability of the Participant, or upon a change in control of the Company as may be defined in the Annual Incentive Agreement or otherwise determined by the Committee, and (ii) Covered Employees in accordance with Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation(s).

(b)              If the Committee exercises its discretion to establish performance goals, the amount of the Annual Incentive that will be paid to the Participant will depend on the extent to which the performance goals are met. With respect to Participants who are Covered Employees, no Annual Incentive shall become payable until the Committee has certified in writing that the terms and conditions underlying the payment of such Annual Incentive have been satisfied.

(c)              At its discretion, the Committee may provide a Participant with the opportunity to defer receipt of such cash payment. Any such deferral opportunity shall be in compliance with Section 409A of the Code.

(d)              The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Annual Incentive otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Annual Incentives granted to Participants who are not Covered Employees, the Committee reserves the right, in its sole discretion, to increase the amount of an Annual Incentive otherwise payable to a Participant with respect to any Performance Period.

6.4              Termination of Employment.    The Committee shall determine the extent to which the Participant shall have the right to receive all or a portion of an Annual Incentive following termination of the Participant’s employment with or provision of services to the Company and/or its Subsidiaries, as the case may be. Such determination shall be in the sole discretion of the Committee, need not be uniform among all Annual Incentives issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination. In the case of Covered Employees, the foregoing determinations are subject to Section 6.3(a) of this Plan.

ARTICLE 7 TRANSFERABILITY OF ANNUAL INCENTIVES.

7.1              Transferability.     Except as provided in Section 7.2 below, during a Participant’s lifetime, his Annual Incentive shall be payable only to the Participant. Rights to an Annual Incentive shall not be transferable other than by will or the laws of descent and distribution or as required pursuant to the order of a court of competent jurisdiction. No Annual Incentive shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

7.2              Committee Action.    The Committee may, in its discretion, determine that notwithstanding Section 7.1, any or all Annual Incentives shall be transferable to such transferees, and subject to such terms and conditions, as the Committee may deem appropriate.

ARTICLE 8 PERFORMANCE MEASURES.

8.1              Performance Measures.    The measurable performance goals applicable to an Annual Incentive to a Covered Employee shall be based on specified levels of, or growth in, one or more of the following Performance Measures: (a) earnings or income before or after taxes, interest, depreciation, and/or amortization; (b) earnings per share; (c) sales and revenue; (d) operating profit; (e) return measures (including, but not limited to, return on assets, capital, working capital, equity, sales, or revenue); (f) cash flow (including, but not limited to operating cash flow, free cash flow, operating free cash flow, cash flow return on equity, debt/capital ratio, and cash flow return on investment); (g) gross or operating margins; (h) productivity ratios; (i) share price (including, but not limited to, growth measures and total stockholder return); (j) expense targets; (k) margins or cash margins; (l) operating efficiency; (m) market share; (n) customer satisfaction; (o) working capital; (p) budgets, costs (including specified types or categories) or budgeted expenses (operating and capital); (q) backlog or “revlog”; (r) contribution margins; (s) economic value added or EVA®; (t) operational measures (e.g., quality, timeliness, customer satisfaction ratings); (u) capital efficiency, (v) strategic positioning (including mergers, acquisitions or divestitures), (w) product development, product delivery, product quality or new product releases, (x) intellectual property initiatives or achievements, (y) regulatory initiatives or compliance programs, and (z) profitability or profit margins. Any Performance Measure(s) may be used to measure the performance of the Company and/or its Subsidiaries as a whole or any business unit, division, channel, department, region or function within the Company and/or its Subsidiaries, may be measured individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, or to a previous year’s results, all as the Committee may deem appropriate, or the Performance Measure(s) may be compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (i) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated payment of any Annual Incentive based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 8 (but with respect to Annual Incentives intended to qualify as Performance-Based Compensation, only to the extent such action will not cause the Annual incentive to fail to qualify as Performance-Based Compensation).

8.2              Evaluation of Performance.    The Committee may provide that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions may affect Annual Incentives to Covered Employees, they shall be prescribed in a manner and at a time such that such action will not cause such Annual Incentives to fail to qualify as Performance-Based Compensation.

8.3              Adjustment of Performance-Based Compensation.    Annual Incentives that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Annual Incentives downward, either on a formula or discretionary basis or any combination, as the Committee determines. The Committee may provide, in its sole and absolute discretion, either in connection with the grant of the Annual Incentive or by amendment thereafter, that achievement of the applicable Performance Measures will be waived upon the death or disability of the Participant, or upon a change in control of the Company. In the case of Covered Employees, the foregoing determinations are subject to Section 6.3(a) of this Plan.

8.4              Committee Discretion.

(a)              In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval; provided that any such change will not cause Annual Incentives intended to qualify as Performance-Based Compensation to fail to qualify as Performance-Based Compensation.

(b)              In addition, the Committee shall have the right, in its sole and absolute discretion, to grant Annual Incentives that are not intended to qualify as Performance-Based Compensation. In the event that the Committee determines that it is advisable to grant Annual Incentives that are not intended to qualify as Performance-Based Compensation, the Committee may make such awards without satisfying the requirements of Section 162(m) of the Code and utilize Performance Measures other than those set forth in Section 8.1.

ARTICLE 9    BENEFICIARY DESIGNATION.

Each participant under this plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same participant, shall be in a form prescribed by the committee, and will be effective only when filed by the participant in writing with the company during the participant’s lifetime. In the absence of any such beneficiary designation, incentives earned but unpaid at the participant’s death shall be paid to the participant’s executor, administrator, or legal representative.

ARTICLE 10    NO RIGHT OF EMPLOYMENT OR PARTICIPATION.

10.1              No Right of Employment.    Nothing in this Plan or any Annual Incentive Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries to terminate any Participant’s employment or service to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continued employment for any specified period of time. Neither an Annual Incentive Agreement nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Subsidiaries and, accordingly, subject to Articles 3 and 11, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Subsidiaries.

10.2              No Right to Participation.    No individual shall have the right to be selected to receive an Annual Incentive under this Plan, or, having been so selected, to be selected to receive a future Annual Incentive. Neither the Company, its Subsidiaries nor the Committee is obligated to treat Participants or eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among eligible Participants who receive, or are eligible to receive, Annual Incentives (whether or not such eligible Participants are similarly situated).

ARTICLE 11    AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION.

11.1              Amendment, Modification, Suspension, and Termination.    Subject to Sections 11.3 and 11.4, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Annual Incentive Agreement in whole or in part; provided, however, that any alteration, amendment or modification that requires stockholder approval in order to allow Annual Incentives under the Plan to qualify as Performance-Based Compensation under Section 162(m) of the Code, or to comply with other applicable laws or regulations, shall be made subject to such stockholder approval.

11.2              Adjustment of Annual Incentives and Performance Goals Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Committee may make adjustments in the terms and conditions of, and the Performance Measures and performance goals for Annual Incentives in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 8.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

11.3              Amendment to Conform to Law.    Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Annual Incentive Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Annual Incentive Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

11.4              Limitations.    No action otherwise authorized by this Article 11 or Section 14.9(b) below may be taken if such action will cause any Annual Incentive intended to qualify as Performance-Based Compensation to fail to qualify as Performance-Based Compensation.

ARTICLE 12    TAX WITHHOLDING.

The Company shall have the power and the right to deduct or withhold, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

ARTICLE 13    SUCCESSORS.

All obligations of the Company under this Plan with respect to Annual Incentives granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 14    GENERAL PROVISIONS.

14.1              Forfeiture Events.

(a)              The Committee may specify in an Annual Incentive Agreement that the Participant’s rights, payments, and benefits with respect to an Annual Incentive shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable performance conditions of an Annual Incentive. Such events may include, but shall not be limited to, termination of employment, violation of material Company and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

(b)              If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Annual Incentive earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c)              Without limiting the foregoing, all rights, payments, and benefits with respect to an Annual Incentive paid by the Company under the Plan will be subject to any compensation recapture policies required by applicable law or that are established by the Board or the Committee from time to time, in their respective sole discretion, including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time to the extent required therein and the implementing regulations.

14.2              Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.3              Severability.    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.4              Requirements of Law.    The payment of Annual Incentives shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies.

14.5              Employees Based Outside of the U.S.    Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have employees, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by this Plan, (b) determine which employees outside the U.S. are eligible to participate in this Plan, (c) modify the terms and conditions of any Annual Incentive Agreement to employees outside the U.S. to comply with applicable foreign laws, (d) establish subplans and modify terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 14.5 by the Committee shall be attached to this Plan document as appendices, (e) take any action, before or after an Annual Incentive is granted, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Annual Incentives shall be paid, that would violate applicable law.

14.6              Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

14.7              Retirement and Welfare Plans.    Cash paid pursuant to this Plan may not be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

14.8              Nonexclusivity of this Plan.    The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

14.9              No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) subject to Section 11.4 above, limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate. Subject to the provisions of Article 11 and notwithstanding anything else herein to the contrary, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

14.10              Governing Law.    The Plan and each Annual Incentive Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Annual Incentive Agreement, recipients of an Annual Incentive under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Annual Incentive Agreement.

14.11              Headings.    The headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

14.12              Conflicts.    In the event any provision of any Annual Incentive Agreement granted under the Plan shall conflict with any term in the Plan, the term in the Plan shall control.

14.13              Successors and Assigns.    The Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

14.14              No Strict Construction.    No rule of strict construction shall be applied against the Company or any other person in the interpretation of any of the terms of the Plan, any Annual Incentive Agreement, any Annual Incentive granted under the Plan, or any rule, regulation or procedure established by the Committee.

Annex B

2013 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACI WORLDWIDE, INC.

ARTICLE I

The name of the corporation (which is hereinafter called the “Corporation”) is:

ACI WORLDWIDE, INC.

ARTICLE II

The address of the registered office in Delaware is 160 Greentree Drive, Ste. 101, Dover, Kent County, Delaware, and the name of the registered agent is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1.    Authorized Capital Stock.    The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 145,000,000 shares, consisting of 140,000,000 shares of Common Stock, par value $0.005 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)              the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)              the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)              the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)              whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e)              the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f)              the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity and the rates or other determinants of conversion or exchange applicable thereto;

(g)              the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h)              the provisions, if any, of a sinking fund applicable to such series; and

(i)              any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 2.    Common Stock.    Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The Board may make, amend, and repeal the Bylaws of the Corporation. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE VII

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of all classes of Voting Stock issued and outstanding, voting as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE VII. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Corporation of all classes or series entitled to vote generally in the election of Directors.

ARTICLE VIII

Section 1.    Election of Directors.    Election of Directors of the Corporation need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2.    Nomination of Director Candidates.    Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

Section 3.    Newly Created Directorships and Vacancies.    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

Section 4.    Amendment, Repeal, Etc.    Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of all classes of Voting Stock issued and outstanding, voting as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE VIII. The vote on amendment or repeal of, or on the adoption of any provision inconsistent with, this ARTICLE VIII must be by written ballot.

ARTICLE IX

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this ARTICLE IX will not adversely affect any right or protection of a Director of the Corporation existing prior to such repeal or modification.

ARTICLE X

Section 1.    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE X with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2.    Right to Advancement of Expenses.    The right to indemnification conferred in Section 1 of this ARTICLE X shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this ARTICLE X shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3.    Right of Indemnitee to Bring Suit.    If a claim under Section 1 or 2 of this ARTICLE X is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this ARTICLE X or otherwise shall be on the Corporation.

Section 4.    Non-Exclusivity of Rights.    The rights to indemnification and to the Advancement of Expenses conferred in this ARTICLE X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation or Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

Section 5.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.    Indemnification of Employees and Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE X with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

ANNUAL MEETING OF STOCKHOLDERS OF ACI WORLDWIDE, INC.
Date:	Tuesday, June 11, 2013
Time:	8:30 A.M. (Eastern Daylight Time)
Place:	3520 Kraft Rd, Suite 300, Naples, Florida 34105 See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR all Nominees for Director and FOR Proposals 2, 3, 4 and 5.

1:	Election of Directors
	To vote For all Directors ☐ To Withhold from all Directors ☐				Directors Recommend i FOR
To vote individually for each Director:
		For		Withhold	Directors Recommend i
	01 John D. Curtis	☐		☐	For
	02 Philip G. Heasley	☐		☐	For
	03 James C. McGroddy	☐		☐	For
	04 Harlan F. Seymour	☐		☐	For
	05 John M. Shay, Jr.	☐		☐	For
	06 John E. Stokely	☐		☐	For
	07 Jan H. Suwinski	☐		☐	For

		For	Against	Abstain
2:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐	For
3:	Conduct an advisory vote on executive compensation.	☐	☐	☐	For
4:	Approve the 2013 Executive Management Incentive Compensation Plan.	☐	☐	☐	For
5:	Approve the 2013 Amended and Restated Certificate of Incorporation to increase the number of common shares authorized for issuance thereunder.
6:	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
	Please mark this box if you plan to attend the meeting in person.		☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Stockholders of ACI Worldwide, Inc.

to be held Tuesday, June 11, 2013

For Stockholders of Record as of April 19, 2013

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET		TELEPHONE
Go To		866-390-5492
www.proxypush.com/aciw
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Voting Instruction Form/Proxy Card ready.
• Follow the simple recorded instructions.

• Mark, sign and date your Voting Instruction Form.
OR • Detach your Voting Instruction Form/Proxy Card.
• Return your Voting Instruction Form/Proxy Card in the postage-paid envelope provided.

All votes for registered holders must be received by 5:00 P.M., Eastern Daylight Time, June 10, 2013. All votes for 401K Plan Participants must be received by 5:00 P.M., Eastern Daylight Time, June 7, 2013.

PROXY TABULATOR FOR ACI WORLDWIDE, INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — ACI Worldwide, Inc,

Annual Meeting of Stockholders

June 11, 2013, 8:30 a.m. (Eastern Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Dennis P. Byrnes and John Kraft (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of ACI Worldwide, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, on Tuesday, June 11, 2013 at 8:30 a.m. (EDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1. Elect seven directors to our Board of Directors to hold office until the 2014 Annual Meeting of Stockholders;

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3. Conduct an advisory vote on executive compensation;

4. Approve the 2013 Executive Management Incentive Compensation Plan.

5. Approve the 2013 Amended and Restated Certificate of Incorporation to increase the number of common shares authorized for issuance thereunder.

6. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The seven directors up for re-election are: John D. Curtis, Philip G. Heasley, James C. McGroddy, Harlan F. Seymour, John M. Shay, Jr., John E. Stokely, and Jan H. Suwinski.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” proposals 2, 3, 4 and 5.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” proposals 2, 3, 4 and 5. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.